Exhibit 99.1

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Reference is made to “Item 1A. Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in our 2005 Annual Report on Form 10-K, which describes important factors that could cause actual results to differ from expectations and non-historical information contained herein. In addition, the following discussion should be read in conjunction with the audited consolidated financial statements of Charter Holdings and subsidiaries as of and for the years ended December 31, 2005, 2004 and 2003.

Introduction

We and our parent companies continue to pursue opportunities to improve our and our parent companies’ liquidity. Our and our parent companies’ efforts in this regard have resulted in the completion of a number of financing transactions in 2005 and 2006, as follows:

•	the January 2006 sale by our subsidiaries, CCH II and CCH II Capital Corp., of an additional $450 million principal amount of their 10.250% senior notes due 2010;
•	the October 2005 entry by our subsidiaries, CCO Holdings and CCO Holdings Capital Corp., as guarantor thereunder, into a $600 million senior bridge loan agreement with various lenders (which was reduced to $435 million as a result of the issuance of the CCH II notes);
•
the September 2005 exchange by Charter Holdings, CCH I and CIH of approximately $6.8 billion in total principal amount of outstanding debt securities of Charter Holdings in a private placement for new debt securities;

•	the August 2005 sale by our subsidiaries, CCO Holdings and CCO Holdings Capital Corp., of $300 million of 8 3/4% senior notes due 2013;
•	the March and June 2005 issuance of $333 million of Charter Operating notes in exchange for $346 million of Charter Holdings notes;
•	the repurchase during 2005 of $136 million of Charter’s 4.75% convertible senior notes due 2006 leaving $20 million in principal amount outstanding; and
•	the March 2005 redemption of all of CC V Holdings, LLC’s outstanding 11.875% senior discount notes due 2008 at a total cost of $122 million.

During the years 1999 through 2001, we grew significantly, principally through acquisitions of other cable businesses financed by debt and, to a lesser extent, equity. We have no current plans to pursue any significant acquisitions. However, we may pursue exchanges of non-strategic assets or divestitures, such as the sale of cable systems to Atlantic Broadband Finance, LLC. We therefore do not believe that our historical growth rates are accurate indicators of future growth.

The industry's and our most significant operational challenges include competition from DBS providers and DSL service providers. See "Item 1. Business — Competition'' in our 2005 Annual Report on Form 10-K. We believe that competition from DBS has resulted in net analog video customer losses and decreased growth rates for digital video customers. Competition from DSL providers combined with limited opportunities to expand our customer base now that approximately 33% of our analog video customers subscribe to our high-speed Internet services has resulted in decreased growth rates for high-speed Internet customers. In the recent past, we have grown revenues by offsetting video customer losses with price increases and sales of incremental advanced services such as high-speed Internet, video on demand, digital video recorders and high definition television. We expect to continue to grow revenues through price increases and through continued growth in high-speed Internet and incremental new services including telephone, high definition television, VOD and DVR service.

Historically, our ability to fund operations and investing activities has depended on our continued access to credit under our credit facilities. We expect we will continue to borrow under our credit facilities from time to time to fund cash needs. The occurrence of an event of default under our credit facilities could result in borrowings from these facilities being unavailable to us and could, in the event of a payment default or acceleration, trigger events of default under our outstanding notes and would have a material adverse effect on us. Approximately $30 million of indebtedness under our credit facilities is scheduled to mature during 2006. We expect to fund payment of such indebtedness through borrowings under our revolving credit facilities.

Sale of Assets

In 2006, we signed a definitive agreement to sell certain cable television systems serving a total of approximately 242,600 analog video customers in West Virginia and Virginia to Cebridge Connections, Inc. for a total of approximately $770 million. We have determined that the West Virginia and Virginia cable systems comprise operations and cash flows that for financial reporting purposes meet the criteria for discontinued operations. Accordingly, the results of operations for the West Virginia and Virginia cable systems have been presented as discontinued operations, net of tax for the years ended December 31, 2005, 2004 and 2003.

Overview of Operations

Approximately 86% of our revenues for each of the years ended December 31, 2005 and 2004, respectively, are attributable to monthly subscription fees charged to customers for our video, high-speed Internet, telephone and commercial services provided by our cable systems. Generally, these customer subscriptions may be discontinued by the customer at any time. The remaining 14% of revenue is derived primarily from advertising revenues, franchise fee revenues, which are collected by us but then paid to local franchising authorities, pay-per-view and VOD programming where users are charged a fee for individual programs viewed, installation or reconnection fees charged to customers to commence or reinstate service, and commissions related to the sale of merchandise by home shopping services. We have increased revenues during the past three years, primarily through the sale of digital video and high-speed Internet services to new and existing customers and price increases on video services offset in part by dispositions of systems. Going forward, our goal is to increase revenues by offsetting video customer losses with price increases and sales of incremental advanced services such as telephone, high-speed Internet, video on demand, digital video recorders and high definition television. See “Item 1. Business — Sales and Marketing” in our 2005 Annual Report on Form 10-K for more details.

Our success in our efforts to grow revenues and improve margins will be impacted by our ability to compete against companies with easier access to financing, greater personnel resources, greater brand name recognition, long-established relationships with regulatory authorities and customers, and, often fewer regulatory burdens. Additionally, controlling our cost of operations is critical, particularly cable programming costs, which have historically increased at rates in excess of inflation and are expected to continue to increase. See “Item 1. Business — Programming” in our 2005 Annual Report on Form 10-K for more details. We are attempting to control our costs of operations by maintaining strict controls on expenses. More specifically, we are focused on managing our cost structure by managing our workforce to control cost increases and improve productivity, and leveraging our size in purchasing activities.

Our expenses primarily consist of operating costs, selling, general and administrative expenses, depreciation and amortization expense and interest expense. Operating costs primarily include programming costs, the cost of our workforce, cable service related expenses, advertising sales costs, franchise fees and expenses related to customer billings. Our operating loss from continuing operations decreased from $1.9 billion for year ended December 31, 2004 to income of $304 million for the year ended December 31, 2005. We had a positive operating margin (defined as operating income (loss) from continuing operations divided by revenues) of 6% and a negative operating margin of 40% for the years ended December 31, 2005 and 2004, respectively. The improvement from an operating loss from continuing operations and negative operating margin to operating income from continuing operations and positive operating margin for the year end December 31, 2005 is principally due to the impairment of franchises of $2.3 billion recorded in the third quarter of 2004 which did not recur in 2005. For the year ended December 31, 2003, operating income from continuing operations was $484 million and for the year ended December 31, 2004, our operating loss from continuing operations was $1.9 billion. We had a negative operating margin of 40% for the year ended December 31, 2004, whereas for the year ending December 31, 2003, we had positive operating margin of 10%. The decline in operating income from continuing operations and operating margin for the year end December 31, 2004 is principally due to the impairment of franchises of $2.3 billion recorded in the third quarter of 2004. The year ended December 31, 2004 also includes a gain on the sale of certain cable systems to Atlantic Broadband Finance, LLC which is substantially offset by an increase in option compensation expense and special charges when compared to the year ended December 31, 2003. Although we do not expect charges for impairment in the future of comparable magnitude, potential charges could occur due to changes in market conditions.

We have a history of net losses. Further, we expect to continue to report net losses for the foreseeable future. Our net losses are principally attributable to insufficient revenue to cover the combination of operating costs and interest costs we incur because of our high level of debt, the depreciation expenses that we incur resulting from the capital investments we have made in our cable properties, and the amortization and impairment of our franchise intangibles. We expect that these expenses (other than impairment of franchises) will remain significant, and we therefore expect to continue to report net losses for the foreseeable future.

Critical Accounting Policies and Estimates

Certain of our accounting policies require our management to make difficult, subjective or complex judgments. Management has discussed these policies with the Audit Committee of Charter’s board of directors and the Audit Committee has reviewed the following disclosure. We consider the following policies to be the most critical in understanding the estimates, assumptions and judgments that are involved in preparing our financial statements and the uncertainties that could affect our results of operations, financial condition and cash flows:

•	Capitalization of labor and overhead costs;

•	Useful lives of property, plant and equipment;

•	Impairment of property, plant, and equipment, franchises, and goodwill;

•	Income taxes; and

•	Litigation.

In addition, there are other items within our financial statements that require estimates or judgment but are not deemed critical, such as the allowance for doubtful accounts, but changes in judgment, or estimates in these other items could also have a material impact on our financial statements.

Capitalization of labor and overhead costs. The cable industry is capital intensive, and a large portion of our resources are spent on capital activities associated with extending, rebuilding, and upgrading our cable network. As of December 31, 2005 and 2004, the net carrying amount of our property, plant and equipment (consisting primarily of cable network assets) was approximately $5.8 billion (representing 36% of total assets) and $6.1 billion (representing 36% of total assets), respectively. Total capital expenditures for the years ended December 31, 2005, 2004 and 2003 were approximately $1.1 billion, $893 million and $804 million, respectively.

Costs associated with network construction, initial customer installations (including initial installations of new or advanced services), installation refurbishments and the addition of network equipment necessary to provide new or advanced services are capitalized. While our capitalization is based on specific activities, once capitalized, we track these costs by fixed asset category at the cable system level and not on a specific asset basis. Costs capitalized as part of initial customer installations include materials, direct labor, and certain indirect costs (“overhead”). These indirect costs are associated with the activities of personnel who assist in connecting and activating the new service and consist of compensation and overhead costs associated with these support functions. The costs of disconnecting service at a customer’s dwelling or reconnecting service to a previously installed dwelling are charged to operating expense in the period incurred. Costs for repairs and maintenance are charged to operating expense as incurred, while equipment replacement and betterments, including replacement of cable drops from the pole to the dwelling, are capitalized.

We make judgments regarding the installation and construction activities to be capitalized. We capitalize direct labor and overhead using standards developed from actual costs and applicable operational data. We calculate standards for items such as the labor rates, overhead rates and the actual amount of time required to perform a capitalizable activity. For example, the standard amounts of time required to perform capitalizable activities are based on studies of the time required to perform such activities. Overhead rates are established based on an analysis of the nature of costs incurred in support of capitalizable activities and a determination of the portion of costs that is directly attributable to capitalizable activities. The impact of changes that resulted from these studies were not significant in the periods presented.

Labor costs directly associated with capital projects are capitalized. We capitalize direct labor costs associated with personnel based upon the specific time devoted to network construction and customer installation activities. Capitalizable activities performed in connection with customer installations include such activities as:

•	Dispatching a “truck roll” to the customer’s dwelling for service connection;

•
Verification of serviceability to the customer’s dwelling (i.e., determining whether the customer’s dwelling is capable of receiving service by our cable network and/or receiving advanced or Internet services);

•
Customer premise activities performed by in-house field technicians and third-party contractors in connection with customer installations, installation of network equipment in connection with the installation of expanded services and equipment replacement and betterment; and

•	Verifying the integrity of the customer’s network connection by initiating test signals downstream from the headend to the customer’s digital set-top terminal.

Judgment is required to determine the extent to which overhead is incurred as a result of specific capital activities, and therefore should be capitalized. The primary costs that are included in the determination of the overhead rate are (i) employee benefits and payroll taxes associated with capitalized direct labor, (ii) direct variable costs associated with capitalizable activities, consisting primarily of installation and construction vehicle costs, (iii) the cost of support personnel, such as dispatch, that directly assist with capitalizable installation activities, and (iv) indirect costs directly attributable to capitalizable activities.

While we believe our existing capitalization policies are appropriate, a significant change in the nature or extent of our system activities could affect management’s judgment about the extent to which we should capitalize direct labor or overhead in the future. We monitor the appropriateness of our capitalization policies, and perform updates to our internal studies on an ongoing basis to determine whether facts or circumstances warrant a change to our capitalization policies. We capitalized internal direct labor and overhead of $190 million, $164 million and $174 million, respectively, for the years ended December 31, 2005, 2004 and 2003. Capitalized internal direct labor and overhead costs have increased in 2005 as a result of the use of more internal labor for capitalizable installations rather than third party contractors.

Useful lives of property, plant and equipment. We evaluate the appropriateness of estimated useful lives assigned to our property, plant and equipment, based on annual analyses of such useful lives, and revise such lives to the extent warranted by changing facts and circumstances. Any changes in estimated useful lives as a result of these analyses, which were not significant in the periods presented, will be reflected prospectively beginning in the period in which the study is completed. The effect of a one-year decrease in the weighted average remaining useful life of our property, plant and equipment would be an increase in depreciation expense for the year ended December 31, 2005 of approximately $232 million. The effect of a one-year increase in the weighted average useful life of our property, plant and equipment would be a decrease in depreciation expense for the year ended December 31, 2005 of approximately $172 million.

Depreciation expense related to property, plant and equipment totaled $1.4 billion, $1.4 billion and $1.4 billion, representing approximately 30%, 21% and 34% of costs and expenses, for the years ended December 31, 2005, 2004 and 2003, respectively. Depreciation is recorded using the straight-line composite method over management’s estimate of the estimated useful lives of the related assets as listed below:

Cable distribution systems………………………………	7-20 years
Customer equipment and installations…………………..	3-5 years
Vehicles and equipment…………………………………	1-5 years
Buildings and leasehold improvements…………………	5-15 years
Furniture, fixtures and equipment….……………………	5 years

Impairment of property, plant and equipment, franchises and goodwill. As discussed above, the net carrying value of our property, plant and equipment is significant. We also have recorded a significant amount of cost related to franchises, pursuant to which we are granted the right to operate our cable distribution network throughout our service areas. The net carrying value of franchises as of December 31, 2005 and 2004 was approximately $9.8 billion (representing 61% of total assets) and $9.9 billion (representing 58% of total assets), respectively. Furthermore, our noncurrent assets include approximately $52 million of goodwill.

We adopted SFAS No. 142, Goodwill and Other Intangible Assets, on January 1, 2002. SFAS No. 142 requires that franchise intangible assets that meet specified indefinite-life criteria no longer be amortized against earnings, but instead must be tested for impairment annually based on valuations, or more frequently as warranted by events or changes in circumstances. In determining whether our franchises have an indefinite-life, we considered the exclusivity of the franchise, the expected costs of franchise renewals, and the technological state of the associated cable systems with a view to whether or not we are in compliance with any technology upgrading requirements. We have concluded that as of December 31, 2005, 2004 and 2003 more than 99% of our franchises qualify for indefinite-life treatment under SFAS No. 142, and that less than one percent of our franchises do not qualify for indefinite-life treatment due to technological or operational factors that limit their lives. Costs of finite-lived franchises, along with costs associated with franchise renewals, are amortized on a straight-line basis over 10 years, which represents management’s best estimate of the average remaining useful lives of such franchises. Franchise amortization expense was $4 million, $3 million and $7 million for the years ended December 31, 2005, 2004 and 2003, respectively. We expect that amortization expense on franchise assets will be approximately $2 million annually for each of the next five years. Actual amortization expense in future periods could differ from these estimates as a result of new intangible asset acquisitions or divestitures, changes in useful lives and other relevant factors. Our goodwill is also deemed to have an indefinite life under SFAS No. 142.

SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, requires that we evaluate the recoverability of our property, plant and equipment and franchise assets which did not qualify for indefinite-life treatment under SFAS No. 142 upon the occurrence of events or changes in circumstances which indicate that the carrying amount of an asset may not be recoverable. Such events or changes in circumstances could include such factors as the impairment of our indefinite-life franchises under SFAS No. 142, changes in technological advances, fluctuations in the fair value of such assets, adverse changes in relationships with local franchise authorities, adverse changes in market conditions or a deterioration of operating results. Under SFAS No. 144, a long-lived asset is deemed impaired when the carrying amount of the asset exceeds the projected undiscounted future cash flows associated with the asset. No impairments of long-lived assets to be held and used were recorded in the years ended December 31, 2005, 2004 or 2003, however, approximately $39 million of impairment on assets held for sale was recorded for the year ended December 31, 2005. We were also required to evaluate the recoverability of our indefinite-life franchises, as well as goodwill, as of January 1, 2002 upon adoption of SFAS No. 142, and on an annual basis or more frequently as deemed necessary.

Under both SFAS No. 144 and SFAS No. 142, if an asset is determined to be impaired, it is required to be written down to its estimated fair market value. We determine fair market value based on estimated discounted future cash flows, using reasonable and appropriate assumptions that are consistent with internal forecasts. Our assumptions include these and other factors: penetration rates for analog and digital video, high-speed Internet and telephone, revenue growth rates, expected operating margins and capital expenditures. Considerable management judgment is necessary to estimate future cash flows, and such estimates include inherent uncertainties, including those relating to the timing and amount of future cash flows and the discount rate used in the calculation.

Based on the guidance prescribed in Emerging Issues Task Force (“EITF”) Issue No. 02-7, Unit of Accounting for Testing of Impairment of Indefinite-Lived Intangible Assets, franchises were aggregated into essentially inseparable asset groups to conduct the valuations. The asset groups generally represent geographic clustering of our cable systems into groups by which such systems are managed. Management believes such groupings represent the highest and best use of those assets.

Our valuations, which are based on the present value of projected after tax cash flows, result in a value of property, plant and equipment, franchises, customer relationships and our total entity value. The value of goodwill is the difference between the total entity value and amounts assigned to the other assets. The use of different valuation assumptions or definitions of franchises or customer relationships, such as our inclusion of the value of selling additional services to our current customers within customer relationships versus franchises, could significantly impact our valuations and any resulting impairment.

Franchises, for valuation purposes, are defined as the future economic benefits of the right to solicit and service potential customers (customer marketing rights), and the right to deploy and market new services such as interactivity and telephone to the potential customers (service marketing rights). Fair value is determined based on estimated discounted future cash flows using assumptions consistent with internal forecasts. The franchise after-tax cash flow is calculated as the after-tax cash flow generated by the potential customers obtained and the new services added to those customers in future periods. The sum of the present value of the franchises’ after-tax cash flow in years 1 through 10 and the continuing value of the after-tax cash flow beyond year 10 yields the fair value of the franchise. Prior to the adoption of EITF Topic D-108, Use of the Residual Method to Value Acquired Assets Other than Goodwill, discussed below, we followed a residual method of valuing our franchise assets, which had the effect of including goodwill with the franchise assets.

We follow the guidance of EITF Issue 02-17, Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination, in valuing customer relationships. Customer relationships, for valuation purposes, represent the value of the business relationship with our existing customers and are calculated by projecting future after-tax cash flows from these customers including the right to deploy and market additional services such as interactivity and telephone to these customers. The present value of these after-tax cash flows yields the fair value of the customer relationships. Substantially all our acquisitions occurred prior to January 1, 2002. We did not record any value associated with the customer relationship intangibles related to those acquisitions. For acquisitions subsequent to January 1, 2002, we did assign a value to the customer relationship intangible, which is amortized over its estimated useful life.

In September 2004, EITF Topic D-108, Use of the Residual Method to Value Acquired Assets Other than Goodwill, was issued, which requires the direct method of separately valuing all intangible assets and does not permit goodwill to be included in franchise assets. We performed an impairment assessment as of September 30, 2004, and adopted Topic D-108 in that assessment resulting in a total franchise impairment of approximately $3.3 billion. We recorded a cumulative effect of accounting change of $840 million (approximately $875 million before tax effects of $16 million and minority interest effects of $19 million) for the year ended December 31, 2004 representing the portion of our total franchise impairment attributable to no longer including goodwill with franchise assets. The remaining $2.4 billion of the total franchise impairment was attributable to the use of lower projected growth rates and the resulting revised estimates of future cash flows in our valuation and was recorded as impairment of franchises in our consolidated statements of operations for the year ended December 31, 2004. Sustained analog video customer losses by us and our industry peers in the third quarter of 2004 primarily as a result of increased competition from DBS providers and decreased growth rates in our and our industry peers’ high-speed Internet customers in the third quarter of 2004, in part as a result of increased competition from DSL providers, led us to lower our projected growth rates and accordingly revise our estimates of future cash flows from those used at October 1, 2003. See “Item 1. Business — Competition” in our 2005 Annual Report on Form 10-K.

The valuations completed at October 1, 2003 and October 1, 2005 showed franchise values in excess of book value and thus resulted in no impairment.

The valuations used in our impairment assessments involve numerous assumptions as noted above. While economic conditions, applicable at the time of the valuation, indicate the combination of assumptions utilized in the valuations are reasonable, as market conditions change so will the assumptions with a resulting impact on the valuation and consequently the potential impairment charge.

Sensitivity Analysis. The effect on franchise values as of October 1, 2005 of the indicated increase/decrease in the selected assumptions is shown below:

Assumption	Percentage/ Percentage Point Change	Franchise Value Increase/(Decrease)
(Dollars in millions)

Annual Operating Cash Flow(1)	+/- 5%	$1,200/$(1,200)
Long-Term Growth Rate (2)	+/- 1pts (3)	1,700/(1,300)
Discount Rate	+/- 0.5 pts (3)	(1,300)/1,500

(1)	Operating Cash Flow is defined as revenues less operating expenses and selling general and administrative expenses.
(2)	Long-Term Growth Rate is the rate of cash flow growth beyond year ten.
(3)	A percentage point change of one point equates to 100 basis points.

Income Taxes.  All operations are held through Charter Holdco and its direct and indirect subsidiaries, including us.  Charter Holdco and the majority of its subsidiaries are not subject to income tax.  However, certain of these subsidiaries are corporations and are subject to income tax.  All of the taxable income, gains, losses, deductions and credits of Charter Holdco are passed through to its members: Charter, CII and Vulcan Cable III Inc.  Charter is responsible for its share of taxable income or loss of Charter Holdco allocated to it in accordance with the Charter Holdco limited liability company agreement (“LLC Agreement”) and partnership tax rules and regulations.

The LLC Agreement provides for certain special allocations of net tax profits and net tax losses (such net tax profits and net tax losses being determined under the applicable federal income tax rules for determining capital accounts).  Under the LLC Agreement, through the end of 2003, net tax losses of Charter Holdco that would otherwise have been allocated to Charter based generally on its percentage ownership of outstanding common units were allocated instead to membership units held by Vulcan Cable III Inc. and CII (the “Special Loss Allocations”) to the extent of their respective capital account balances.  After 2003, under the LLC Agreement, net tax losses of Charter Holdco are allocated to Charter, Vulcan Cable III Inc. and CII based generally on their respective percentage ownership of outstanding common units to the extent of their respective capital account balances.  Allocations of net tax losses in excess of the members’ aggregate capital account balances are allocated under the rules governing Regulatory Allocations, as described below.  Subject to the Curative Allocation Provisions described below, the LLC Agreement further provides that, beginning at the time Charter Holdco generates net tax profits, the net tax profits that would otherwise have been allocated to Charter based generally on its percentage ownership of outstanding common membership units will instead generally be allocated to Vulcan Cable III Inc. and CII (the “Special Profit Allocations”).  The Special Profit Allocations to Vulcan Cable III Inc. and CII will generally continue until the cumulative amount of the Special Profit Allocations offsets the cumulative amount of the Special Loss Allocations.  The amount and timing of the Special Profit Allocations are subject to the potential application of, and interaction with, the Curative Allocation Provisions described in the following paragraph.  The LLC Agreement generally provides that any additional net tax profits are to be allocated among the members of Charter Holdco based generally on their respective percentage ownership of Charter Holdco common membership units.

Because the respective capital account balance of each of Vulcan Cable III Inc. and CII was reduced to zero by December 31, 2002, certain net tax losses of Charter Holdco that were to be allocated for 2002, 2003, 2004 and 2005, to Vulcan Cable III Inc. and CII instead have been allocated to Charter (the “Regulatory Allocations”).  As a result of the allocation of net tax losses to Charter in 2005, Charter’s capital account balance was reduced to zero during 2005.  The LLC Agreement provides that once the capital account balances of all members have been reduced to zero, net tax losses are to be allocated to Charter, Vulcan Cable III Inc. and CII based generally on their respective percentage ownership of outstanding common units.  Such allocations are also considered to be Regulatory Allocations.  The LLC Agreement further provides that, to the extent possible, the effect of the Regulatory Allocations is to be offset over time pursuant to certain curative allocation provisions (the “Curative Allocation Provisions”) so that, after certain offsetting adjustments are made, each member's capital account balance is equal to the capital account balance such member would have had if the Regulatory Allocations had not been part of the LLC Agreement.  The cumulative amount of the actual tax losses allocated to Charter as a result of the Regulatory Allocations through the year ended December 31, 2005 is approximately $4.1 billion.

As a result of the Special Loss Allocations and the Regulatory Allocations referred to above (and their interaction with the allocations related to assets contributed to Charter Holdco with differences between book and tax basis), the cumulative amount of losses of Charter Holdco allocated to Vulcan Cable III Inc. and CII is in excess of the amount that would have been allocated to such entities if the losses of Charter Holdco had been allocated among its members in proportion to their respective percentage ownership of Charter Holdco common membership units.  The cumulative amount of such excess losses was approximately $977 million through December 31, 2005.

In certain situations, the Special Loss Allocations, Special Profit Allocations, Regulatory Allocations and Curative Allocation Provisions described above could result in Charter paying taxes in an amount that is more or less than if Charter Holdco had allocated net tax profits and net tax losses among its members based generally on the number of common membership units owned by such members.  This could occur due to differences in (i) the character of the allocated income (e.g., ordinary versus capital), (ii) the allocated amount and timing of tax depreciation and tax amortization expense due to the application of section 704(c) under the Internal Revenue Code, (iii) the potential interaction between the Special Profit Allocations and the Curative Allocation Provisions, (iv) the amount and timing of alternative minimum taxes paid by Charter, if any, (v) the apportionment of the allocated income or loss among the states in which Charter Holdco does business, and (vi) future federal and state tax laws.  Further, in the event of new capital contributions to Charter Holdco, it is possible that the tax effects of the Special Profit Allocations, Special Loss Allocations, Regulatory Allocations and Curative Allocation Provisions will change significantly pursuant to the provisions of the income tax regulations or the terms of a contribution agreement with respect to such contributions.  Such change could defer the actual tax benefits to be derived by Charter with respect to the net tax losses allocated to it or accelerate the actual taxable income to Charter with respect to the net tax profits allocated to it.  As a result, it is possible under certain circumstances, that Charter could receive future allocations of taxable income in excess of its currently allocated tax deductions and available tax loss carryforwards.  The ability to utilize net operating loss carryforwards is potentially subject to certain limitations as discussed below.

In addition, under their exchange agreement with Charter, Vulcan Cable III Inc. and CII may exchange some or all of their membership units in Charter Holdco for Charter’s Class B common stock, be merged with Charter, or be acquired by Charter in a non-taxable reorganization.  If such an exchange were to take place prior to the date that the Special Profit Allocation provisions had fully offset the Special Loss Allocations, Vulcan Cable III Inc. and CII could elect to cause Charter Holdco to make the remaining Special Profit Allocations to Vulcan Cable III Inc. and CII immediately prior to the consummation of the exchange.  In the event Vulcan Cable III Inc. and CII choose not to make such election or to the extent such allocations are not possible, Charter would then be allocated tax profits attributable to the membership units received in such exchange pursuant to the Special Profit Allocation provisions.  Mr. Allen has generally agreed to reimburse Charter for any incremental income taxes that Charter would owe as a result of such an exchange and any resulting future Special Profit Allocations to Charter.  The ability of Charter to utilize net operating loss carryforwards is potentially subject to certain limitations. If Charter were to become subject to such limitations (whether as a result of an exchange described above or otherwise), and as a result were to owe taxes resulting from the Special Profit Allocations, then Mr. Allen may not be obligated to reimburse Charter for such income taxes. Charter’s ability to make such income tax payments, if any, will depend on its liquidity or its ability to raise additional capital and/or on receipt of payments or distributions from Charter Holdco and its subsidiaries, including us.

As of December 31, 2005 and 2004, we have recorded net deferred income tax liabilities of $213 million and $208 million, respectively.  Additionally, as of December 31, 2005 and 2004, we have deferred tax assets of $86 million and $103 million, respectively, which primarily relate to net operating loss carryforwards of certain of our indirect corporate subsidiaries.  We are required to record a valuation allowance when it is more likely than not that some portion or all of the deferred income tax assets will not be realized.  Given the uncertainty surrounding our ability to utilize our deferred tax assets, these items have been offset with a corresponding valuation allowance of $51 million and $71 million at December 31, 2005 and 2004, respectively.

We are currently under examination by the Internal Revenue Service for the tax years ending December 31, 2002 and 2003.  Our results (excluding our indirect corporate subsidiaries) for these years are subject to this examination.  Management does not expect the results of this examination to have a material adverse effect on our consolidated financial condition, results of operations or our liquidity, including our ability to comply with our debt covenants.

Litigation. Legal contingencies have a high degree of uncertainty. When a loss from a contingency becomes estimable and probable, a reserve is established. The reserve reflects management's best estimate of the probable cost of ultimate resolution of the matter and is revised accordingly as facts and circumstances change and, ultimately when the matter is brought to closure. We have established reserves for certain matters and if any of these matters are resolved unfavorably resulting in payment obligations in excess of management's best estimate of the outcome, such resolution could have a material adverse effect on our consolidated financial condition, results of operations or our liquidity.

Results of Operations

The following table sets forth the percentages of revenues that items in the accompanying consolidated statements of operations constitute for the indicated periods (dollars in millions):

	Year Ended December 31,
	2005		2004		2003

Revenues	$5,033	100%	$4,760	100%	$4,616	100%

Costs and Expenses:
Operating (excluding depreciation and amortization)	2,203	44%	1,994	42%	1,873	41%
Selling, general and administrative	1,012	20%	965	20%	909	20%
Depreciation and amortization	1,443	29%	1,433	30%	1,396	30%
Impairment of franchises	--	--	2,297	48%	--	--
Asset impairment charges	39	1%	--	--	--	--
Other operating (income) expenses, net	32	--	13	--	(46)	(1)

	4,729	94%	6,702	140%	4,132	90%

Operating income (loss) from continuing operations	304	6%	(1,942)	(40)%	484	10%

Interest expense, net	(1,739)		(1,618)		(1,486)
Gain (loss) on extinguishment of debt	494		(21)		187
Other income, net	105		91		26

Loss from continuing operations before income taxes and cumulative effect of accounting change	(836)		(3,490)		(789)
Income tax benefit (expense)	(9)		35		(13)

Loss from continuting operations before cumulative effect of accounting change	(845)		(3,455)		(802)
Income (loss) from discontinued operations, net of tax	39		(104)		32

Loss before cumulative effect of accounting change	(806)		(3,559)		(770)
Cumulative effect of accounting change, net of tax	--		(840)		--

Net loss	$(806)		$(4,399)		$(770)

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Revenues.  The overall increase in revenues in 2005 compared to 2004 is principally the result of an increase of 306,000 and 124,600 high-speed Internet customers and digital video customers, respectively, as well as price increases for video and high-speed Internet services, and is offset partially by a decrease of 79,100 analog video customers and $12 million of credits issued to hurricane Katrina and Rita impacted customers related to service outages. We have restored service to our impacted customers. Included in the reduction in analog video customers and reducing the increase in digital video and high-speed Internet customers are 26,800 analog video customers, 12,000 digital video customers and 600 high-speed Internet customers sold in the cable system sales in Texas and West Virginia, which closed in July 2005. The cable system sales to Atlantic Broadband Finance, LLC, which closed in March and April 2004 and the cable system sales in Texas and West Virginia, which closed in July 2005 (collectively referred to in this section as the “Systems Sales”) reduced the increase in revenues by approximately $30 million. Our goal is to increase revenues by improving customer service which we believe will stabilize our analog video customer base and increase the number of our customers who purchase bundled services including high-speed Internet, digital video and telephone services, in addition to VOD, high-definition television and DVR services. In addition, we intend to increase revenues by expanding marketing of our services to our commercial customers.

Average monthly revenue per analog video customer increased from $67.37 for the year ended December 31, 2004 to $73.73 for the year ended December 31, 2005 primarily as a result of price increases and incremental revenues from advanced services. Average monthly revenue per analog video customer represents total annual revenue, divided by twelve, divided by the average number of analog video customers during the respective period.

Revenues by service offering were as follows (dollars in millions):

	Year Ended December 31,
	2005		2004		2005 over 2004
	Revenues	% of Revenues	Revenues	% of Revenues	Change	% Change

Video	$3,248	65%	$3,217	68%	$31	1%
High-speed Internet	875	17%	712	15%	163	23%
Telephone	36	1%	18	--	18	100%
Advertising sales	284	6%	279	6%	5	2%
Commercial	266	5%	227	5%	39	17%
Other	324	6%	307	6%	17	6%

	$5,033	100%	$4,760	100%	$273	6%

Video revenues consist primarily of revenues from analog and digital video services provided to our non-commercial customers. Approximately $119 million of the increase in video revenues was the result of price increases and incremental video revenues from existing customers and approximately $18 million was the result of an increase in digital video customers. The increases were offset by decreases of approximately $76 million related to a decrease in analog video customers, approximately $21 million resulting from the System Sales and approximately $9 million of credits issued to hurricanes Katrina and Rita impacted customers related to service outages.

Approximately $135 million of the increase in revenues from high-speed Internet services provided to our non-commercial customers related to the increase in the average number of customers receiving high-speed Internet services, whereas approximately $34 million related to the increase in average price of the service. The increase was offset by approximately $3 million of credits issued to hurricanes Katrina and Rita impacted customers related to service outages and $3 million resulting from the System Sales.

Revenues from telephone services increased primarily as a result of an increase of 76,100 telephone customers in 2005.

Advertising sales revenues consist primarily of revenues from commercial advertising customers, programmers and other vendors. Advertising sales revenues increased primarily as a result of an increase in local advertising sales and offset by a decline in national advertising sales. In addition, the increase was offset by a decrease of $1 million as a result of the System Sales. For the years ended December 31, 2005 and 2004, we received $15 million and $16 million, respectively, in advertising sales revenues from programmers.

Commercial revenues consist primarily of revenues from cable video and high-speed Internet services provided to our commercial customers. Commercial revenues increased primarily as a result of an increase in commercial high-speed Internet revenues. The increase was reduced by approximately $3 million as a result of the System Sales.

Other revenues consist of revenues from franchise fees, equipment rental, customer installations, home shopping, dial-up Internet service, late payment fees, wire maintenance fees and other miscellaneous revenues. For the years ended December 31, 2005 and 2004, franchise fees represented approximately 54% and 52%, respectively, of total other revenues. The increase in other revenues was primarily the result of an increase in franchise fees of $14 million and installation revenue of $8 million offset by a decrease of $2 million in equipment rental and $2 million in processing fees. In addition, other revenues were offset by approximately $2 million as a result of the System Sales.

Operating expenses. The overall increase in operating expenses was reduced by approximately $12 million as a result of the System Sales. Programming costs were $1.4 billion and $1.3 billion, representing 62% and 63% of total operating expenses for the years ended December 31, 2005 and 2004, respectively. Key expense components as a percentage of revenues were as follows (dollars in millions):

	Year Ended December 31,
	2005		2004		2005 over 2004
		% of		% of		%
	Expenses	Revenues	Expenses	Revenues	Change	Change

Programming	$1,359	27%	$1,264	27%	$95	8%
Service	748	15%	638	13%	110	17%
Advertising sales	96	2%	92	2%	4	4%

	$2,203	44%	$1,994	42%	$209	10%

Programming costs consist primarily of costs paid to programmers for analog, premium, digital channels and pay-per-view programming. The increase in programming was a result of price increases, particularly in sports programming, partially offset by a decrease in analog video customers. Additionally, the increase in programming costs was reduced by $9 million as a result of the Systems Sales. Programming costs were offset by the amortization of payments received from programmers in support of launches of new channels of $40 million and $59 million for the year ended December 31, 2005 and 2004, respectively. Programming costs for the year ended December 31, 2004 also include a $5 million reduction related to the settlement of a dispute with TechTV, Inc., a related party. See Note 21 to the accompanying consolidated financial statements contained in “Item 8. Financial Statements and Supplementary Data” in our 2005 Annual Report on Form 10-K.

Our cable programming costs have increased in every year we have operated in excess of customary inflationary and cost-of-living increases. We expect them to continue to increase due to a variety of factors, including annual increases imposed by programmers and additional programming being provided to customers as a result of system rebuilds and bandwidth reallocation, both of which increase channel capacity. In 2006, we expect programming costs to increase at a higher rate than in 2005. These costs will be determined in part on the outcome of programming negotiations in 2006 and will likely be subject to offsetting events or otherwise affected by factors similar to the ones mentioned in the preceding paragraph. Our increasing programming costs have resulted in declining operating margins for our video services because we have been unable to pass on cost increases to our customers. We expect to partially offset any resulting margin compression from our traditional video services with revenue from advanced video services, increased telephone revenues, high-speed Internet revenues, advertising revenues and commercial service revenues.

Service costs consist primarily of service personnel salaries and benefits, franchise fees, system utilities, cost of providing high-speed Internet and telephone service, maintenance and pole rental expense. The increase in service costs resulted primarily from increased labor and maintenance costs to support improved service levels and our advanced products, increased costs of providing high-speed Internet and telephone service as a result of the increase in these customers and higher fuel prices. The increase in service costs was reduced by $3 million as a result of the System Sales. Advertising sales expenses consist of costs related to traditional advertising services provided to advertising customers, including salaries, benefits and commissions. Advertising sales expenses increased primarily as a result of increased salary, benefit and commission costs.

Selling, general and administrative expenses. The overall increase in selling, general and administrative expenses was reduced by $4 million as a result of the System Sales. Key components of expense as a percentage of revenues were as follows (dollars in millions):

	Year Ended December 31,
	2005		2004		2005 over 2004
		% of		% of		%
	Expenses	Revenues	Expenses	Revenues	Change	Change

General and administrative	$870	17%	$846	18%	$24	3%
Marketing	142	3%	119	2%	23	19%

	$1,012	20%	$965	20%	$47	5%

General and administrative expenses consist primarily of salaries and benefits, rent expense, billing costs, call center costs, internal network costs, bad debt expense and property taxes. The increase in general and administrative expenses resulted primarily from increases in salaries and benefits of $24 million and professional fees associated with consulting services of $18 million both related to investments to improve service levels in our customer care centers as well as an increase of $13 million in legal and other professional fees offset by decreases in bad debt expense of $16 million related to a reduction in the use of discounted pricing, property taxes of $5 million, property and casualty insurance of $6 million and the System Sales of $4 million.

Marketing expenses increased as a result of an increased investment in targeted marketing campaigns.

Depreciation and amortization. Depreciation and amortization expense increased by $10 million in 2005. The increase in depreciation is related to an increase in capital expenditures, which was partially offset by lower depreciation as the result of the Systems Sales and certain assets becoming fully depreciated.

Impairment of franchises. We performed an impairment assessment during the third quarter of 2004. The use of lower projected growth rates and the resulting revised estimates of future cash flows in our valuation, primarily as a result of increased competition, led to the recognition of a $2.3 billion impairment charge for the year ended December 31, 2004. Our annual assessment in 2005 did not result in an impairment.

Asset impairment charges. Asset impairment charges for the year ended December 31, 2005 represent the write-down of assets related to cable asset sales to fair value less costs to sell. See Note 4 to the accompanying consolidated financial statements contained in “Item 8. Financial Statements and Supplementary Data” in our 2005 Annual Report on Form 10-K.

Other operating (income) expenses, net. Other operating expenses increased $19 million primarily as a result of a $19 million hurricane asset retirement loss recorded in 2005 associated with the write-off of the net book value of assets destroyed by hurricanes Katrina and Rita. This was coupled with a decrease in gain on sale of assets of $92 million primarily as a result of the gain realized on the sale of systems to Atlantic Broadband Finance, LLC which closed in 2004. This was offset by a decrease in special charges of $97 million primarily as a result of a decrease in severance and related costs of our management reduction and realignment in 2004, litigation costs and costs incurred as part of a settlement of the consolidated federal class actions, state derivative actions and federal derivative actions.

Interest expense, net. Net interest expense increased by $121 million, or 7%, for the year ended December 31, 2005 compared to the year ended December 31, 2004. The increase in net interest expense was a result of an increase in our average borrowing rate from 8.79% in the year ended December 31, 2004 to 9.19% in the year ended December 31, 2005 and an increase of $502 million in average debt outstanding from $17.8 billion in 2004 to $18.3 billion in 2005.

Gain (loss) on extinguishment of debt. Gain on extinguishment of debt for the year ended December 31, 2005 represents $490 million related to the exchange of approximately $6.8 billion total principal amount of outstanding debt securities of Charter Holdings for new CCH I and CIH debt securities and approximately $10 million related to the issuance of Charter Operating notes in exchange for Charter Holdings notes. These gains were offset by approximately $5 million of losses related to the redemption of our subsidiary’s CC V Holdings, LLC 11.875% notes due 2008. See Note 9 to the accompanying consolidated financial statements contained in “Item 8. Financial Statements and Supplementary Data” in our 2005 Annual Report on Form 10-K. Loss on extinguishment of debt for the year ended December 31, 2004 represents the write-off of deferred financing fees and third party costs related to the Charter Communications Operating refinancing in April 2004.

Other income, net. Other income increased $14 million primarily as a result of a gain realized on an exchange of our interest in an equity investee for an investment in a larger enterprise which did not occur in 2004 partially offset by a decrease in gains on derivative instruments and hedging activities as a result of decreases in gains on interest rate agreements that do not qualify for hedge accounting under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Other income also includes the 2% accretion of the preferred membership interests in our indirect subsidiary, CC VIII, and the pro rata share of the profits and losses of CC VIII.

Income tax benefit (expense). Income tax expense for the year ended December 31, 2005 was recognized through increases in deferred tax liabilities and current federal and state income tax expenses of certain of our indirect corporate subsidiaries. Income tax benefit for the year ended December 31, 2004 was directly related to the impairment of franchises. The deferred tax liabilities of our indirect corporate subsidiaries decreased as a result of the write-down of franchise assets for financial statement purposes. We do not expect to recognize a similar benefit associated with the impairment of franchises in future periods. However, the actual tax provision calculations in future periods will be the result of current and future temporary differences, as well as future operating results.

Income (loss) from discontinued operations, net of tax.  Loss from discontinued operations, net of tax decreased from $104 million for the year ended December 31, 2004 to income from discontinued operations, net of tax of $39 million for the year ended December 31, 2005 primarily due to the impairment of franchises recognized in 2004 described above.

Cumulative effect of accounting change, net of tax. Cumulative effect of accounting change of $840 million (net of minority interest effects of $19 million and tax effects of $16 million) in 2004 represents the impairment charge recorded as a result of our adoption of Topic D-108.

Net loss. Net loss decreased by $3.6 billion in 2005 compared to 2004 as a result of the factors described above. The impact to net loss in 2005 of the asset impairment charges and extinguishment of debt was to decrease net loss by approximately $455 million. The impact to net loss in 2004 of the impairment of franchises and cumulative effect of accounting change was to increase net loss by approximately $3.0 billion.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Revenues. The overall increase in revenues in 2004 compared to 2003 is principally the result of an increase of 311,600 and 2,300 high-speed Internet customers and digital video customers, respectively, as well as price increases for video and high-speed Internet services, and is offset partially by a decrease of 425,300 analog video customers. Included in the reduction in analog video customers and reducing the increase in digital video and high-speed Internet customers are 230,800 analog video customers, 83,300 digital video customers and 37,800 high-speed Internet customers sold in the cable system sales to Atlantic Broadband Finance, LLC, which closed in March and April 2004 (collectively, with the cable system sale to WaveDivision Holdings, LLC in October 2003, referred to in this section as the “Systems Sales”). The Systems Sales reduced the increase in revenues by $161 million.

Average monthly revenue per analog video customer increased from $61.84 for the year ended December 31, 2003 to $67.37 for the year ended December 31, 2004 primarily as a result of price increases and incremental revenues from advanced services. Average monthly revenue per analog video customer represents total annual revenue, divided by twelve, divided by the average number of analog video customers during the respective period.

Revenues by service offering were as follows (dollars in millions):

	Year Ended December 31,
	2004		2003		2004 over 2003
	Revenues	% of Revenues	Revenues	% of Revenues	Change	% Change

Video	$3,217	68%	$3,306	72%	$(89)	(3)%
High-speed Internet	712	15%	535	12%	177	33%
Telephone	18	--	14	--	4	29%
Advertising sales	279	6%	254	5%	25	10%
Commercial	227	5%	196	4%	31	16%
Other	307	6%	311	7%	(4)	(1)%

	$4,760	100%	$4,616	100%	$144	3%

Video revenues consist primarily of revenues from analog and digital video services provided to our non-commercial customers. Approximately $116 million of the decrease in video revenues was the result of the Systems Sales and approximately an additional $58 million related to a decline in analog video customers. These decreases were offset by increases of approximately $59 million resulting from price increases and incremental video revenues from existing customers and approximately $26 million resulting from an increase in digital video customers.

Approximately $159 million of the increase in revenues from high-speed Internet services provided to our non-commercial customers related to the increase in the average number of customers receiving high-speed Internet services, whereas approximately $31 million related to the increase in average price of the service. The increase in high-speed Internet revenues was reduced by approximately $13 million as a result of the Systems Sales.

Revenues from telephone services increased primarily as a result of an increase of 20,500 telephone customers.

Advertising sales revenues consist primarily of revenues from commercial advertising customers, programmers and other vendors. Advertising sales revenues increased primarily as a result of an increase in national advertising campaigns and election related advertising. The increase was offset by a decrease of $7 million as a result of the System Sales. For the years ended December 31, 2004 and 2003, we received $16 million and $15 million, respectively, in advertising revenue from programmers.

Commercial revenues consist primarily of revenues from cable video and high-speed Internet services to our commercial customers. Commercial revenues increased primarily as a result of an increase in commercial high-speed Internet revenues. The increase was reduced by approximately $14 million as a result of the Systems Sales.

Other revenues consist of revenues from franchise fees, equipment rental, customer installations, home shopping, dial-up Internet service, late payment fees, wire maintenance fees and other miscellaneous revenues. For the year ended December 31, 2004 and 2003, franchise fees represented approximately 52% and 50%, respectively, of total other revenues. Approximately $11 million of the decrease in other revenues was the result of the Systems Sales offset by an increase in home shopping and infomercial revenue.

Operating expenses. The overall increase in operating expenses was reduced by approximately $59 million as a result of the System Sales. Programming costs were $1.3 billion and $1.2 billion, representing 63% and 64% of total operating expenses for the years ended December 31, 2004 and 2003, respectively. Key expense components as a percentage of revenues were as follows (dollars in millions):

	Year Ended December 31,
	2004		2003		2004 over 2003
		% of		% of		%
	Expenses	Revenues	Expenses	Revenues	Change	Change

Programming	$1,264	27%	$1,195	26%	$69	6%
Service	638	13%	595	13%	43	7%
Advertising sales	92	2%	83	2%	9	11%

	$1,994	42%	$1,873	41%	$121	6%

Programming costs consist primarily of costs paid to programmers for analog, premium and digital channels and pay-per-view programming. The increase in programming costs was a result of price increases, particularly in sports programming, an increased number of channels carried on our systems, and an increase in digital video customers, partially offset by a decrease in analog video customers. Additionally, the increase in programming costs was reduced by $45 million as a result of the Systems Sales. Programming costs were offset by the amortization of payments received from programmers in support of launches of new channels of $59 million and $63 million for the year ended December 31, 2004 and 2003, respectively. Programming costs for the year ended December 31, 2004 also include a $5 million reduction related to the settlement of a dispute with TechTV, Inc., a related party. See Note 21 to the accompanying consolidated financial statements contained in “Item 8. Financial Statements and Supplementary Data” in our 2005 Annual Report on Form 10-K.

Service costs consist primarily of service personnel salaries and benefits, franchise fees, system utilities, Internet service provider fees, maintenance and pole rental expense. The increase in service costs resulted primarily from additional activity associated with ongoing infrastructure maintenance. The increase in service costs was reduced by $12 million as a result of the System Sales. Advertising sales expenses consist of costs related to traditional advertising services provided to advertising customers, including salaries, benefits and commissions. Advertising sales expenses increased primarily as a result of increased salary, benefit and commission costs. The increase in advertising sales expenses was reduced by $2 million as a result of the System Sales.

Selling, general and administrative expenses. The overall increase in selling, general and administrative expenses was reduced by $22 million as a result of the System Sales. Key components of expense as a percentage of revenues were as follows (dollars in millions):

	Year Ended December 31,
	2004		2003		2004 over 2003
		% of		% of		%
	Expenses	Revenues	Expenses	Revenues	Change	Change

General and administrative	$846	17%	$806	18%	$40	5%
Marketing	119	3%	103	2%	16	16%

	$965	20%	$909	20%	$56	6%

General and administrative expenses consist primarily of salaries and benefits, rent expense, billing costs, call center costs, internal network costs, bad debt expense and property taxes. The increase in general and administrative expenses resulted primarily from increases in costs associated with our commercial business of $21 million, third party call center costs resulting from increased emphasis on customer service of $9 million, bad debt expense of $9 million and costs associated with salaries and benefits of $11 million offset by decreases in and rent expense of $3 million.

Marketing expenses increased as a result of an increased investment in marketing and branding campaigns.

Depreciation and amortization. Depreciation and amortization expense increased by $37 million, or 3%. The increase in depreciation related to an increase in capital expenditures, which was partially offset by lower depreciation as the result of the Systems Sales.

Impairment of franchises. We performed an impairment assessment during the third quarter of 2004. The use of lower projected growth rates and the resulting revised estimates of future cash flows in our valuation, primarily as a result of increased competition, led to the recognition of a $2.3 billion impairment charge for the year ended December 31, 2004.

Other operating (income) expenses, net. Other operating income decreased $59 million primarily as a result of an increase in special charges of $83 million related to severance and related costs of our management reduction and realignment in 2004, litigation costs and costs incurred as part of a settlement of the consolidated federal class actions, state derivative actions and federal derivative actions. This was coupled with a decrease of $67 million in the settlement of estimated liabilities recorded in connection with prior business combinations, which based on current facts and circumstances, are no longer required. This was offset by an increase of $91 million in gain on sale of assets as a result of the gain realized on the sale of systems to Atlantic Broadband Finance, LLC which closed in 2004.

Interest expense, net. Net interest expense increased by $132 million, or 9%, for the year ended December 31, 2004 compared to the year ended December 31, 2003. The increase in net interest expense was a result of an increase in our average borrowing rate from 8.17% in the year ended December 31, 2003 to 8.79% in the year ended December 31, 2004 partially offset by a decrease in average debt outstanding from $17.9 billion in 2003 to $17.8 billion in 2004.

Gain (loss) on extinguishment of debt. Loss on extinguishment of debt for the year ended December 31, 2004 represents the write-off of deferred financing fees and third party costs related to the Charter Communications Operating refinancing in April 2004. Gain on extinguishment of debt for the year ended December 31, 2003 represents the gain realized on the purchase of an aggregate $1.3 billion principal amount of Charter Holdings’ senior notes and senior discount notes in consideration for an aggregate of $1.6 billion principal amount of 10.25% notes due 2010 issued by our indirect subsidiary, CCH II. The gain is net of the write-off of deferred financing costs associated with the retired debt of $18 million.

Other income, net. Other income increased $65 million primarily as a result of an increase in net gains on derivative instruments and hedging activities as a result of increases in gains on interest rate agreements that do not qualify for hedge accounting under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Other income in 2003 included losses of $11 million associated with amending a revolving credit facility of our subsidiaries and costs associated with terminated debt transactions that did not recur in 2004. Other income also includes the 2% accretion of the preferred membership interests in our indirect subsidiary, CC VIII, and the pro rata share of the profits and losses of CC VIII.

Income tax benefit. Income tax benefit for the year ended December 31, 2004 was directly related to the impairment of franchises. The deferred tax liabilities of our indirect corporate subsidiaries decreased as a result of the write-down of franchise assets for financial statement purposes. We do not expect to recognize a similar benefit associated with the impairment of franchises in future periods. However, the actual tax provision calculations in future periods will be the result of current and future temporary differences, as well as future operating results.

The income tax expense recognized in the year ended December 31, 2003 represents increases in the deferred tax liabilities and current federal and state income tax expenses of certain of our indirect corporate subsidiaries.

Income (loss) from discontinued operations, net of tax.  Income from discontinued operations, net of tax decreased from $32 million for the year ended December 31, 2003 to loss from discontinued operations, net of tax of $104 million for the year ended December 31, 2005 primarily due to the impairment of franchises recognized in 2004 described above.

Cumulative effect of accounting change, net of tax. Cumulative effect of accounting change of $840 million (net of minority interest effects of $19 million and tax effects of $16 million) in 2004 represents the impairment charge recorded as a result of our adoption of Topic D-108.

Net loss. Net loss increased by $3.6 billion in 2004 compared to 2003 as a result of the factors described above. The impact to net loss in 2004 of the impairment of franchises and cumulative effect of accounting change was to increase net loss by approximately $3.1 billion. The impact to net loss in 2003 of the gain on the sale of systems, unfavorable contracts and settlements and gain on debt exchange, net of income tax impact, was to decrease net loss by $276 million.

Liquidity and Capital Resources

Introduction

This section contains a discussion of our liquidity and capital resources, including a discussion of our cash position, sources and uses of cash, access to credit facilities and other financing sources, historical financing activities, cash needs, capital expenditures and outstanding debt.

Overview

We have a significant level of debt. In 2006, $30 million of our debt matures, and in 2007, an additional $385 million matures. In 2008 and beyond, significant additional amounts will become due under our remaining long-term debt obligations.

Recent Financing Transactions

On January 30, 2006, CCH II and CCH II Capital Corp. issued $450 million in debt securities, the proceeds of which were provided, directly or indirectly, to Charter Operating, which used such funds to reduce borrowings, but not commitments, under the revolving portion of its credit facilities.

In October 2005, CCO Holdings and CCO Holdings Capital Corp., as guarantor thereunder, entered into a senior bridge loan agreement with JPMorgan Chase Bank, N.A., Credit Suisse, Cayman Islands Branch and Deutsche Bank AG Cayman Islands Branch (the "Lenders") whereby the Lenders committed to make loans to CCO Holdings in an aggregate amount of $600 million. Upon the issuance of $450 million of CCH II notes discussed above, the commitment under the bridge loan was reduced to $435 million. CCO Holdings may draw upon the facility between January 2, 2006 and September 29, 2006 and the loans will mature on the sixth anniversary of the first borrowing under the bridge loan.

In September 2005, Charter Holdings and its wholly owned subsidiaries, CCH I and CIH, completed the exchange of approximately $6.8 billion total principal amount of outstanding debt securities of Charter Holdings in a private placement for new debt securities. Holders of Charter Holdings notes due in 2009 and 2010 exchanged $3.4 billion principal amount of notes for $2.9 billion principal amount of new 11% CCH I notes due 2015. Holders of Charter Holdings notes due 2011 and 2012 exchanged $845 million principal amount of notes for $662 million principal amount of 11% CCH I notes due 2015. In addition, holders of Charter Holdings notes due 2011 and 2012 exchanged $2.5 billion principal amount of notes for $2.5 billion principal amount of various series of new CIH notes. Each series of new CIH notes has the same interest rate and provisions for payment of cash interest as the series of old Charter Holdings notes for which such CIH notes were exchanged. In addition, the maturities for each series were extended three years.

Our business requires significant cash to fund debt service costs, capital expenditures and ongoing operations. We have historically funded these requirements through cash flows from operating activities, borrowings under our credit facilities, equity contributions from Charter Holdco, sales of assets, issuances of debt securities and cash on hand. However, the mix of funding sources changes from period to period. For the year ended December 31, 2005, we generated $254 million of net cash flows from operating activities after paying cash interest of $1.5 billion. In addition, the Company used $1.1 billion for purchases of property, plant and equipment. Finally, we had net cash flows from financing activities of $232 million. We expect that our mix of sources of funds will continue to change in the future based on overall needs relative to our cash flow and on the availability of funds under the credit facilities of our subsidiaries, our and our parent companies’ access to the debt markets, the timing of possible asset sales and our ability to generate cash flows from operating activities. We continue to explore asset dispositions as one of several possible actions that we could take in the future to improve our liquidity, but we do not presently consider unannounced future asset sales as a significant source of liquidity.

We expect that cash on hand, cash flows from operating activities and the amounts available under our credit facilities and bridge loan will be adequate to meet our and our parent companies’ cash needs in 2006. We believe that cash flows from operating activities and amounts available under our credit facilities and bridge loan will not be sufficient to fund our operations and satisfy our and our parent companies’ interest and principal repayment obligations in 2007 and beyond. We have been advised that Charter is working with its financial advisors to address these funding requirements. However, there can be no assurance that such funding will be available to Charter, Charter Holdco or us. In addition, Mr. Allen, Charter’s Chairman and controlling shareholder, and his affiliates are not obligated to purchase equity from, contribute to or loan funds to Charter, Charter Holdco or us.

Debt Covenants

Our ability to operate depends upon, among other things, our continued access to capital, including credit under the Charter Operating credit facilities and bridge loan. The Charter Operating credit facilities, along with our indentures and bridge loan, contain certain restrictive covenants, some of which require us to maintain specified financial ratios and meet financial tests and to provide audited financial statements with an unqualified opinion from our independent auditors. As of December 31, 2005, we are in compliance with the covenants under our indentures, bridge loan and credit facilities, and we expect to remain in compliance with those covenants for the next twelve months. As of December 31, 2005, our potential availability under our credit facilities totaled approximately $553 million, none of which was limited by covenants. In addition, as of January 2, 2006 we had additional borrowing availability of $600 million under the bridge loan (which was reduced to $435 million as a result of the issuance of the CCH II notes). Continued access to our credit facilities and bridge loan is subject to our remaining in compliance with these covenants, including covenants tied to our operating performance. If any events of non-compliance occur, funding under the credit facilities and bridge loan may not be available and defaults on some or potentially all of our debt obligations could occur. An event of default under any of our debt instruments could result in the acceleration of our payment obligations under that debt and, under certain circumstances, in cross-defaults under our other debt obligations, which could have a material adverse effect on our consolidated financial condition and results of operations.

Parent Company Debt Obligations

Any financial or liquidity problems of our parent companies could cause serious disruption to our business and have a material adverse effect on our business and results of operations.

Specific Limitations

Charter’s ability to make interest payments on its convertible senior notes, and, in 2006 and 2009, to repay the outstanding principal of its convertible senior notes of $20 million and $863 million, respectively, will depend on its ability to raise additional capital and/or on receipt of payments or distributions from Charter Holdco and its subsidiaries. During 2005, Charter Holdings distributed $60 million of cash to Charter Holdco. As of December 31, 2005, Charter Holdco was owed $22 million in intercompany loans from its subsidiaries, which were available to pay interest and principal on Charter's convertible senior notes. In addition, Charter has $98 million of governmental securities pledged as security for the next four scheduled semi-annual interest payments on Charter’s 5.875% convertible senior notes.

Distributions by Charter’s subsidiaries to a parent company (including Charter, CCHC and Charter Holdco) for payment of principal on parent company notes are restricted under the indentures governing the CIH notes, CCH I notes, CCH II notes, CCO Holdings notes and Charter Operating notes unless there is no default, each applicable subsidiary’s leverage ratio test is met at the time of such distribution and, in the case of Charter’s convertible senior notes, other specified tests are met. For the quarter ended December 31, 2005, there was no default under any of these indentures and each such subsidiary met its applicable leverage ratio tests based on December 31, 2005 financial results. Such distributions would be restricted, however, if any such subsidiary fails to meet these tests. In the past, certain subsidiaries have from time to time failed to meet their leverage ratio test. There can be no assurance that they will satisfy these tests at the time of such distribution. Distributions by Charter Operating and CCO Holdings for payment of principal on parent company notes are further restricted by the covenants in the credit facilities and bridge loan, respectively.

Distributions by CIH, CCH I, CCH II, CCO Holdings and Charter Operating to a parent company for payment of parent company interest are permitted if there is no default under the aforementioned indentures. However, distributions for payment of interest on Charter’s convertible senior notes are further limited to when each applicable subsidiary’s leverage ratio test is met and other specified tests are met. There can be no assurance that they will satisfy these tests at the time of such distribution.

The indentures governing the Charter Holdings notes permit Charter Holdings to make distributions to Charter Holdco for payment of interest or principal on the convertible senior notes, only if, after giving effect to the distribution, Charter Holdings can incur additional debt under the leverage ratio of 8.75 to 1.0, there is no default under Charter Holdings’ indentures and other specified tests are met. For the quarter ended December 31, 2005, there was no default under Charter Holdings’ indentures and Charter Holdings met its leverage ratio test based on December 31, 2005 financial results. Such distributions would be restricted, however, if Charter Holdings fails to meet these tests. In the past, Charter Holdings has from time to time failed to meet this leverage ratio test. There can be no assurance that Charter Holdings will satisfy these tests at the time of such distribution. During periods in which distributions are restricted, the indentures governing the Charter Holdings notes permit Charter Holdings and its subsidiaries to make specified investments (that are not restricted payments) in Charter Holdco or Charter up to an amount determined by a formula, as long as there is no default under the indentures.

Our significant amount of debt could negatively affect our ability to access additional capital in the future. Additionally, our ability to incur additional debt may be limited by the restrictive covenants in our indentures, bridge loan and credit facilities. No assurances can be given that we will not experience liquidity problems if we do not obtain sufficient additional financing on a timely basis as our debt becomes due or because of adverse market conditions, increased competition or other unfavorable events. If, at any time, additional capital or borrowing capacity is required beyond amounts internally generated or available under our credit facilities and bridge loan or through additional debt or equity financings, we would consider:

•	issuing equity at the Charter or Charter Holdco level, the proceeds of which could be loaned or contributed to us;

•	issuing debt securities that may have structural or other priority over our existing notes;

•	further reducing our expenses and capital expenditures, which may impair our ability to increase revenue;

•	selling assets; or

•	requesting waivers or amendments with respect to our credit facilities, the availability and terms of which would be subject to market conditions.

If the above strategies are not successful, we could be forced to restructure our obligations or seek protection under the bankruptcy laws. In addition, if we find it necessary to engage in a recapitalization or other similar transaction, our noteholders might not receive principal and interest payments to which they are contractually entitled.

Issuance of Charter Operating Notes in Exchange for Charter Holdings Notes

In March and June 2005, our subsidiary, Charter Operating, consummated exchange transactions with a small number of institutional holders of Charter Holdings 8.25% senior notes due 2007 pursuant to which Charter Operating issued, in private placement transactions, approximately $333 million principal amount of its 8.375% senior second lien notes due 2014 in exchange for approximately $346 million of the Charter Holdings 8.25% senior notes due 2007.

Sale of Assets

In July 2005, we closed the sale of certain cable systems in Texas and West Virginia and closed the sale of an additional cable system in Nebraska in October 2005 for a total sales price of approximately $37 million, representing a total of 33,000 analog video customers.

In March 2004, we closed the sale of certain cable systems in Florida, Pennsylvania, Maryland, Delaware and West Virginia to Atlantic Broadband Finance, LLC. We closed the sale of an additional cable system in New York to Atlantic Broadband Finance, LLC in April 2004. The total net proceeds from the sale of all of these systems were approximately $735 million. The proceeds were used to repay a portion of our revolving credit facilities.

Acquisition

In January 2006, we closed the purchase of certain cable systems in Minnesota from Seren Innovations, Inc. We acquired approximately 18,900 analog video customers and 14,800 telephone customers for a total purchase price of approximately $43 million.

Summary of Outstanding Contractual Obligations

The following table summarizes our payment obligations as of December 31, 2005 under our long-term debt and certain other contractual obligations and commitments (dollars in millions).

	Payments by Period
		Less than	1-3	3-5	More than
	Total	1 year	years	years	5 years

Contractual Obligations
Long-Term Debt Principal Payments (1)	$18,453	$30	$1,129	$4,918	$12,376
Long-Term Debt Interest Payments (2)	11,325	1,469	3,173	3,016	3,667
Payments on Interest Rate Instruments (3)	18	8	10	--	--
Capital and Operating Lease Obligations (1)	94	20	27	23	24
Programming Minimum Commitments (4)	1,253	342	678	233	--
Other (5)	301	146	70	42	43

Total	$31,444	$2,015	$5,087	$8,232	$16,110

(1)
The table presents maturities of long-term debt outstanding as of December 31, 2005. Refer to Notes 9 and 22 to our accompanying consolidated financial statements contained in “Item 8. Financial Statements and Supplementary Data” in our 2005 Annual Report on Form 10-K for a description of our long-term debt and other contractual obligations and commitments.

(2)
Interest payments on variable debt are estimated using amounts outstanding at December 31, 2005 and the average implied forward London Interbank Offering Rate (LIBOR) rates applicable for the quarter during the interest rate reset based on the yield curve in effect at December 31, 2005. Actual interest payments will differ based on actual LIBOR rates and actual amounts outstanding for applicable periods.

(3)
Represents amounts we will be required to pay under our interest rate hedge agreements estimated using the average implied forward LIBOR applicable rates for the quarter during the interest rate reset based on the yield curve in effect at December 31, 2005.

(4)
We pay programming fees under multi-year contracts ranging from three to ten years typically based on a flat fee per customer, which may be fixed for the term or may in some cases, escalate over the term. Programming costs included in the accompanying statement of operations were $1.4 billion, $1.3 billion and $1.2 billion for the years ended December 31, 2005, 2004 and 2003, respectively. Certain of our programming agreements are based on a flat fee per month or have guaranteed minimum payments. The table sets forth the aggregate guaranteed minimum commitments under our programming contracts.

(5)	“Other” represents other guaranteed minimum commitments, which consist primarily of commitments to our billing services vendors.

The following items are not included in the contractual obligations table because the obligations are not fixed and/or determinable due to various factors discussed below. However, we incur these costs as part of our operations:

•
We also rent utility poles used in our operations. Generally, pole rentals are cancelable on short notice, but we anticipate that such rentals will recur. Rent expense incurred for pole rental attachments from continuing operations for the years ended December 31, 2005, 2004 and 2003, was $44 million, $42 million and $38 million, respectively.

•
We pay franchise fees under multi-year franchise agreements based on a percentage of revenues earned from video service per year. We also pay other franchise related costs, such as public education grants under multi-year agreements. Franchise fees and other franchise-related costs from continuing operations included in the accompanying statement of operations were $165 million, $159 million and $157 million for the years ended December 31, 2005, 2004 and 2003, respectively.

•
We also have $165 million in letters of credit, primarily to our various worker’s compensation, property casualty and general liability carriers as collateral for reimbursement of claims. These letters of credit reduce the amount we may borrow under our credit facilities.

Historical Operating, Financing and Investing Activities

We held $14 million in cash and cash equivalents as of December 31, 2005 compared to $546 million as of December 31, 2004. For the year ended December 31, 2005, we generated $254 million of net cash flows from operating activities after paying cash interest of $1.5 billion. In addition, we used approximately $1.1 billion for purchases of property, plant and equipment. Finally, we had net cash flows from financing activities of $232 million.

Operating Activities. Net cash provided by operating activities decreased $177 million, or 41%, from $431 million for the year ended December 31, 2004 to $254 million for the year ended December 31, 2005. For the year ended December 31, 2005, net cash provided by operating activities decreased primarily as a result of an increase in cash interest expense of $179 million over the corresponding prior period.

Net cash provided by operating activities decreased $315 million, or 42%, from $746 million for the year ended December 31, 2003 to $431 million for the year ended December 31, 2004. For the year ended December 31, 2004, net cash provided by operating activities decreased primarily as a result of an increase in cash interest expense of $227 million over the corresponding prior period and changes in operating assets and liabilities that used $84 million more cash during the year ended December 31, 2004 than the corresponding period in 2003. The change in operating assets and liabilities is primarily the result of the benefit in the year ended December 31, 2003 from collection of receivables from programmers related to network launches, while accounts receivable remained essentially flat in the year ended December 31, 2004.

Investing Activities. Net cash used in investing activities for the years ended December 31, 2005 and 2004 was $1.0 billion and $191 million, respectively. Investing activities used $827 million more cash during the year ended December 31, 2005 than the corresponding period in 2004 primarily as a result of cash provided by proceeds from the sale of certain cable systems to Atlantic Broadband Finance, LLC in 2004 which did not recur in 2005 combined with increased cash used for capital expenditures.

Net cash used in investing activities for the years ended December 31, 2004 and 2003 was $191 million and $765 million, respectively. Investing activities used $574 million less cash during the year ended December 31, 2004 than the corresponding period in 2003 primarily as a result of cash provided by proceeds from the sale of certain cable systems to Atlantic Broadband Finance, LLC offset by increased cash used for capital expenditures.

Financing Activities. Net cash provided by financing activities was $232 million and $221 million for the years ended December 31, 2005 and 2004, respectively. The increase in cash provided during the year ended December 31, 2005, as compared to the corresponding period in 2004, was primarily the result of a decrease in net borrowings of long-term debt and in payments for debt issuance costs.

Net cash provided by financing activities for the year ended December 31, 2004 was $221 million and the net cash used in financing activities for the year ended December 31, 2003 was $206 million. The increase in cash provided during the year ended December 31, 2004, as compared to the corresponding period in 2003, was primarily the result of an increase in borrowings of long-term debt and proceeds from issuance of debt reduced by repayments of long-term debt.

Capital Expenditures

We have significant ongoing capital expenditure requirements. Capital expenditures were $1.1 billion, $893 million and $804 million for the years ended December 31, 2005, 2004 and 2003, respectively. The majority of the capital expenditures in 2005, 2004 and 2003 related to our customer premise equipment costs. See the table below for more details.

Our capital expenditures are funded primarily from cash flows from operating activities, the issuance of debt and borrowings under credit facilities. In addition, during the years ended December 31, 2005, 2004 and 2003, our liabilities related to capital expenditures increased $13 million and decreased $33 million and $41 million, respectively.

The increase in capital expenditures for 2005 compared to 2004 is the result of expected increases in scalable infrastructure costs related to telephone services, deployment of advanced digital set-top terminals and capital expenditures to replace plant and equipment destroyed by hurricanes Katrina and Rita. During 2006, we expect capital expenditures to be approximately $1.0 billion to $1.1 billion. We expect that the nature of these expenditures will continue to be composed primarily of purchases of customer premise equipment related to telephone and other advanced services, support capital and for scalable infrastructure costs. We expect to fund capital expenditures for 2006 primarily from cash flows from operating activities and borrowings under our credit facilities.

We have adopted capital expenditure disclosure guidance, which was developed by eleven publicly traded cable system operators, including Charter, with the support of the National Cable & Telecommunications Association (“NCTA”). The disclosure is intended to provide more consistency in the reporting of operating statistics in capital expenditures and customers among peer companies in the cable industry. These disclosure guidelines are not required disclosure under GAAP, nor do they impact our accounting for capital expenditures under GAAP.

The following table presents our major capital expenditures categories in accordance with NCTA disclosure guidelines for the years ended December 31, 2005, 2004 and 2003 (dollars in millions):

	For the years ended December 31,
	2005	2004	2003

Customer premise equipment (a)	$434	$451	$380
Scalable infrastructure (b)	174	108	66
Line extensions (c)	134	131	130
Upgrade/Rebuild (d)	49	49	132
Support capital (e)	297	154	96

Total capital expenditures	$1,088	$893	$804

(a)
Customer premise equipment includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues. It also includes customer installation costs in accordance with SFAS 51 and customer premise equipment (e.g., set-top terminals and cable modems, etc.).

(b)
Scalable infrastructure includes costs, not related to customer premise equipment or our network, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).
(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)
Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

Description of Our Outstanding Debt

As of December 31, 2005, our actual total debt was approximately $18.5 billion, as summarized below (dollars in millions):

	December 31, 2005			Start Date
			Semi-Annual	For Interest
	Principal	Accreted	Interest Payment	Payment on	Maturity
	Amount	Value(a)	Dates	Discount Notes	Date(b)

Charter Holdings:
8.250% senior notes due 2007	$105	$105	4/1 & 10/1		4/1/07
8.625% senior notes due 2009	292	292	4/1 & 10/1		4/1/09
9.920% senior discount notes due 2011	198	198	4/1 & 10/1	10/1/04	4/1/11
10.000% senior notes due 2009	154	154	4/1 & 10/1		4/1/09
10.250% senior notes due 2010	49	49	1/15 & 7/15		1/15/10
11.750% senior discount notes due 2010	43	43	1/15 & 7/15	7/15/05	1/15/10
10.750% senior notes due 2009	131	131	4/1 & 10/1		10/1/09
11.125% senior notes due 2011	217	217	1/15 & 7/15		1/15/11
13.500% senior discount notes due 2011	94	94	1/15 & 7/15	7/15/06	1/15/11
9.625% senior notes due 2009	107	107	5/15 & 11/15		11/15/09
10.000% senior notes due 2011	137	136	5/15 & 11/15		5/15/11
11.750% senior discount notes due 2011	125	120	5/15 & 11/15	11/15/06	5/15/11
12.125% senior discount notes due 2012	113	100	1/15 & 7/15	7/15/07	1/15/12
CIH (a):
11.125% senior notes due 2014	151	151	1/15 & 7/15		1/15/14
9.920% senior discount notes due 2014	471	471	4/1 & 10/1		4/1/14
10.000% senior notes due 2014	299	299	5/15 & 11/15		5/15/14
11.750% senior discount notes due 2014	815	781	5/15 & 11/15	11/15/06	5/15/14
13.500% senior discount notes due 2014	581	578	1/15 & 7/15	7/15/06	1/15/14
12.125% senior discount notes due 2015	217	192	1/15 & 7/15	7/15/07	1/15/15
CCH I (a):
11.00% senior notes due 2015	3,525	3,683	4/1 & 10/1		10/1/15
CCH II, LLC (c):
10.250% senior notes due 2010	1,601	1,601	3/15 & 9/15		9/15/10
CCO Holdings, LLC:
8 3/4% senior notes due 2013	800	794	5/15 & 11/15		11/15/13
Senior floating notes due 2010	550	550	3/15, 6/15, 9/15 & 12/15		12/15/10
Charter Operating:
8% senior second-lien notes due 2012	1,100	1,100	4/30 & 10/30		4/30/12
8 3/8% senior second-lien notes due 2014	733	733	4/30 & 10/30		4/30/14
Renaissance Media Group LLC:
10.000% senior discount notes due 2008	114	115	4/15 & 10/15	10/15/03	4/15/08
Credit Facilities:
Charter Operating (c)	5,731	5,731

	$18,453	$18,525

(a) The accreted value presented above generally represents the principal amount of the notes less the original issue discount at the time of sale plus the accretion to the balance sheet date except as follows. The accreted value of the CIH notes issued in exchange for Charter Holdings notes and the CCH I notes issued in exchange for the 8.625% Charter Holdings notes due 2009 are recorded at the historical book values of the Charter Holdings notes for financial reporting purposes as opposed to the current accreted value for legal purposes and notes indenture purposes (which, for both purposes, is the amount that would become payable if the debt becomes immediately due). As of December 31, 2005, the accreted value of our debt for legal purposes and notes and indentures purposes is $18.0 billion.

(b)
In general, the obligors have the right to redeem all of the notes set forth in the above table (except with respect to the 8.25% Charter Holdings notes due 2007, the 10.000% Charter Holdings notes due 2009, the 10.75% Charter Holdings notes due 2009 and the 9.625% Charter Holdings notes due 2009) in whole or part at their option, beginning at various times prior to their stated maturity dates, subject to certain conditions, upon the payment of the outstanding principal amount (plus a specified redemption premium) and all accrued and unpaid interest. For additional information see Note 9 to the accompanying consolidated financial statements contained in “Item 8. Financial Statements and Supplementary Data” in our 2005 Annual Report on Form 10-K.

(c)
In January 2006, our subsidiaries, CCH II and CCH II Capital Corp., issued $450 million principal amount of 10.250% senior notes due 2010, the proceeds of which were used to pay down credit facilities.

As of December 31, 2005 and 2004, our long-term debt totaled approximately $18.5 billion and $18.5 billion, respectively. This debt was comprised of approximately $5.7 billion and $5.5 billion of credit facility debt and $12.8 billion and $13.0 billion accreted amount of high-yield notes at December 31, 2005 and 2004, respectively.

As of December 31, 2005 and 2004, the weighted average interest rate on the credit facility debt was approximately 7.8% and 6.8% and the weighted average interest rate on our high-yield notes was approximately 10.2% and 9.9%, respectively, resulting in a blended weighted average interest rate of 9.5% and 9.0%, respectively. The interest rate on approximately 76% and 82% of the total principal amount of our debt was effectively fixed, including the effects of our interest rate hedge agreements as of December 31, 2005 and 2004, respectively. The fair value of our high-yield notes was $10.4 billion and $12.2 billion at December 31, 2005 and 2004, respectively. The fair value of our credit facilities is $5.7 billion and $5.5 billion at December 31, 2005 and 2004, respectively. The fair value of high-yield notes is based on quoted market prices, and the fair value of the credit facilities is based on dealer quotations.

Charter Operating Credit Facilities - General

The Charter Operating credit facilities were amended and restated concurrently with the sale of $1.5 billion senior second-lien notes in April 2004, among other things, to defer maturities and increase availability under these facilities and to enable Charter Operating to acquire the interests of the lenders under the CC VI Operating, CC VIII Operating and Falcon credit facilities, thereby consolidating all credit facilities under one amended and restated Charter Operating credit agreement.

The Charter Operating credit facilities provide borrowing availability of up to $6.5 billion as follows:

• two term facilities:

(i)	a Term A facility with a total principal amount of $2.0 billion, of which 12.5% matures in 2007, 30% matures in 2008, 37.5% matures in 2009 and 20% matures in 2010; and
(ii)
a Term B facility with a total principal amount of $3.0 billion, which shall be repayable in 27 equal quarterly installments aggregating in each loan year to 1% of the original amount of the Term B facility, with the remaining balance due at final maturity in 2011; and

• a revolving credit facility, in a total amount of $1.5 billion, with a maturity date in 2010.

Amounts outstanding under the Charter Operating credit facilities bear interest, at Charter Operating’s election, at a base rate or the Eurodollar rate, as defined, plus a margin for Eurodollar loans of up to 3.00% for the Term A facility and revolving credit facility, and up to 3.25% for the Term B facility, and for base rate loans of up to 2.00% for the Term A facility and revolving credit facility, and up to 2.25% for the Term B facility. A quarterly commitment fee of up to .75% is payable on the average daily unborrowed balance of the revolving credit facilities.

The obligations of our subsidiaries under the Charter Operating credit facilities (the "Obligations") are guaranteed by Charter Operating’s immediate parent company, CCO Holdings, and the subsidiaries of Charter Operating, except for immaterial subsidiaries and subsidiaries precluded from guaranteeing by reason of the provisions of other indebtedness to which they are subject (the "non-guarantor subsidiaries,” primarily Renaissance and its subsidiaries). The Obligations are also secured by (i) a lien on all of the assets of Charter Operating and its subsidiaries (other than assets of the non-guarantor subsidiaries), to the extent such lien can be perfected under the Uniform Commercial Code by the filing of a financing statement, and (ii) a pledge by CCO Holdings of the equity interests owned by it in Charter Operating or any of Charter Operating's subsidiaries, as well as intercompany obligations owing to it by any of such entities.

Upon the Charter Holdings Leverage Ratio (as defined in the indenture governing the Charter Holdings senior notes and senior discount notes) being under 8.75 to 1.0, the Charter Operating credit facilities require that the 11.875%

notes due 2008 issued by CC V Holdings, LLC be redeemed. Because such Leverage Ratio was determined to be under 8.75 to 1.0, CC V Holdings, LLC redeemed such notes in March 2005, and CC V Holdings, LLC and its subsidiaries (other than non-guarantor subsidiaries) became guarantors of the Obligations and have granted a lien on all of their assets as to which a lien can be perfected under the Uniform Commercial Code by the filing of a financing statement.

Charter Operating Credit Facilities — Restrictive Covenants

The Charter Operating credit facilities contain representations and warranties, and affirmative and negative covenants customary for financings of this type. The financial covenants measure performance against standards set for leverage, debt service coverage, and interest coverage, tested as of the end of each quarter. The maximum allowable leverage ratio is 4.25 to 1.0, the minimum allowable interest coverage ratio is 1.25 to 1.0 and the minimum allowable debt service coverage ratio is 1.05 to 1.0. Additionally, the Charter Operating credit facilities contain provisions requiring mandatory loan prepayments under specific circumstances, including when significant amounts of assets are sold and the proceeds are not reinvested in assets useful in the business of the borrower within a specified period, and upon the incurrence of certain indebtedness when the ratio of senior first lien debt to operating cash flow is greater than 2.0 to 1.0.

The Charter Operating credit facilities permit Charter Operating and its subsidiaries to make distributions to pay interest on the CCO Holdings senior notes, the CCH II senior notes, the CCH I senior notes, the CIH senior notes, the Charter Holdings senior notes and the Charter convertible senior notes, provided that, among other things, no default has occurred and is continuing under the Charter Operating credit facilities. The Charter Operating credit facilities restrict the ability of Charter Operating and its subsidiaries to make distributions for the purpose of repaying indebtedness of their parent companies, except for repayments of certain indebtedness which was existing at the time the credit facilities were amended and restated, provided that certain conditions are met, including the satisfaction of a 1.5 to 1.0 interest coverage ratio test and a minimum available liquidity requirement of $250 million. Conditions to future borrowings include absence of a default or an event of default under the Charter Operating credit facilities and the continued accuracy in all material respects of the representations and warranties, including the absence since December 31, 2003 of any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on our business.

The events of default under the Charter Operating credit facilities include, among other things:

(i)	the failure to make payments when due or within the applicable grace period,
(ii)	the failure to comply with specified covenants, including but not limited to a covenant to deliver audited financial statements with an unqualified opinion from our independent auditors,
(iii)
the failure to pay or the occurrence of events that cause or permit the acceleration of other indebtedness owing by CCO Holdings, Charter Operating or Charter Operating’s subsidiaries in amounts in excess of $50 million in aggregate principal amount,

(iv)
the failure to pay or the occurrence of events that result in the acceleration of other indebtedness owing by certain of CCO Holdings’ direct and indirect parent companies in amounts in excess of $200 million in aggregate principal amount,

(v)
Paul Allen and/or certain of his family members and/or their exclusively owned entities (collectively, the “Paul Allen Group”) ceasing to have the power, directly or indirectly, to vote at least 35% of the ordinary voting power of Charter Operating,

(vi)
the consummation of any transaction resulting in any person or group (other than the Paul Allen Group) having power, directly or indirectly, to vote more than 35% of the ordinary voting power of Charter Operating, unless the Paul Allen Group holds a greater share of ordinary voting power of Charter Operating,

(vii)
certain of Charter Operating’s indirect or direct parent companies having indebtedness in excess of $500 million aggregate principal amount which remains undefeased three months prior to the final maturity of such indebtedness, and

(viii)	Charter Operating ceasing to be a wholly-owned direct subsidiary of CCO Holdings, except in certain very limited circumstances.

Outstanding Notes

Charter Communications Holdings, LLC Notes

March 1999 Charter Holdings Notes

The March 1999 Charter Holdings notes were issued under three separate indentures, each dated as of March 17, 1999, among Charter Holdings and Charter Capital, as the issuers, and BNY Midwest Trust Company, as trustee. Charter Holdings and Charter Capital exchanged these notes for new notes with substantially similar terms, except that the new notes are registered under the Securities Act.

The March 1999 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Capital. Cash interest on the March 1999 9.920% Charter Holdings notes began to accrue on April 1, 2004.

The March 1999 Charter Holdings notes are senior debt obligations of Charter Holdings and Charter Capital. They rank equally with all other current and future unsubordinated obligations of Charter Holdings and Charter Capital. They are structurally subordinated to the obligations of Charter Holdings' subsidiaries, including the CIH notes, the CCH I notes, CCH II notes, the CCO Holdings notes, the Renaissance notes, the Charter Operating notes and the Charter Operating credit facilities.

Charter Holdings and Charter Capital will not have the right to redeem the March 1999 8.250% Charter Holdings notes prior to their maturity date on April 1, 2007. Charter Holdings and Charter Capital may redeem some or all of the March 1999 8.625% Charter Holdings notes and the March 1999 9.920% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to 100% of the principal amount of March 1999 Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after April 1, 2007.

In the event that a specified change of control event occurs, Charter Holdings and Charter Capital must offer to repurchase any then outstanding March 1999 Charter Holdings notes at 101% of their principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.

The indentures governing the March 1999 Charter Holdings notes contain restrictive covenants that limit certain transactions or activities by Charter Holdings and its restricted subsidiaries. Substantially all of Charter Holdings' direct and indirect subsidiaries are currently restricted subsidiaries. See “ — Summary of Restrictive Covenants under Charter Holdings High-Yield Notes.”

January 2000 Charter Holdings Notes

The January 2000 Charter Holdings notes were issued under three separate indentures, each dated as of January 12, 2000, among Charter Holdings and Charter Capital, as the issuers, and BNY Midwest Trust Company, as trustee. In June 2000, Charter Holdings and Charter Capital exchanged these notes for new notes with substantially similar terms, except that the new notes are registered under the Securities Act.

The January 2000 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Capital. Cash interest on the January 2000 11.75% Charter Holdings notes began to accrue on January 15, 2005.

The January 2000 Charter Holdings notes are senior debt obligations of Charter Holdings and Charter Capital. They rank equally with all other current and future unsubordinated obligations of Charter Holdings and Charter Capital. They are structurally subordinated to the obligations of Charter Holdings’ subsidiaries, including the CIH notes, the CCH I notes, the CCH II notes, the CCO Holdings notes, the Renaissance notes, the Charter Operating notes and the Charter Operating credit facilities.

Charter Holdings and Charter Capital will not have the right to redeem the January 2000 10.00% Charter Holdings notes prior to their maturity on April 1, 2009. Charter Holdings and Charter Capital may redeem some or all of the January 2000 10.25% Charter Holdings notes and the January 2000 11.75% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to 100% of the principal amount of the January 2000 Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after January 15, 2008.

In the event that a specified change of control event occurs, Charter Holdings and Charter Capital must offer to repurchase any then outstanding January 2000 Charter Holdings notes at 101% of their total principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.

The indentures governing the January 2000 Charter Holdings notes contain substantially identical events of default, affirmative covenants and negative covenants as those contained in the indentures governing the March 1999 Charter Holdings notes. See “ — Summary of Restrictive Covenants under Charter Holdings High-Yield Notes.”

January 2001 Charter Holdings Notes

The January 2001 Charter Holdings notes were issued under three separate indentures, each dated as of January 10, 2001, each among Charter Holdings and Charter Capital, as the issuers, and BNY Midwest Trust Company, as trustee. In March 2001, Charter Holdings and Charter Capital exchanged these notes for new notes with substantially similar terms, except that the new notes are registered under the Securities Act.

The January 2001 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Capital. Cash interest on the January 2001 13.500% Charter Holdings notes began to accrue on January 15, 2006.

The January 2001 Charter Holdings notes are senior debt obligations of Charter Holdings and Charter Capital. They rank equally with all other current and future unsubordinated obligations of Charter Holdings and Charter Capital. They are structurally subordinated to the obligations of Charter Holdings' subsidiaries, including the CIH notes, the CCH I notes, the CCH II notes, the CCO Holdings notes, the Renaissance notes, the Charter Operating notes and the Charter Operating credit facilities.

Charter Holdings and Charter Capital will not have the right to redeem the January 2001 10.750% Charter Holdings notes prior to their maturity date on October 1, 2009. Charter Holdings and Charter Capital may redeem some or all of the January 2001 11.125% Charter Holdings notes and the January 2001 13.500% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to 100% of the principal amount of the January 2001 Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after January 15, 2009.

In the event that a specified change of control event occurs, Charter Holdings and Charter Capital must offer to repurchase any then outstanding January 2001 Charter Holdings notes at 101% of their total principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.

The indentures governing the January 2001 Charter Holdings notes contain substantially identical events of default, affirmative covenants and negative covenants as those contained in the indentures governing the March 1999 and January 2000 Charter Holdings notes. See “ — Summary of Restrictive Covenants under Charter Holdings High-Yield Notes.”

May 2001 Charter Holdings Notes

The May 2001 Charter Holdings notes were issued under three separate indentures, each among Charter Holdings and Charter Capital, as the issuers, and BNY Midwest Trust Company, as trustee. In September 2001, Charter Holdings and Charter Capital exchanged substantially all of these notes for new notes with substantially similar terms, except that the new notes are registered under the Securities Act.

The May 2001 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Capital. Cash interest on the May 2001 11.750% Charter Holdings notes will not accrue prior to May 15, 2006.

The May 2001 Charter Holdings notes are senior debt obligations of Charter Holdings and Charter Capital. They rank equally with all other current and future unsubordinated obligations of Charter Holdings and Charter Capital. They are structurally subordinated to the obligations of Charter Holdings' subsidiaries, including the CIH notes, the CCH I notes, the CCH II notes, the CCO Holdings notes, the Renaissance notes, the Charter Operating notes and the Charter Operating credit facilities.

Charter Holdings and Charter Capital will not have the right to redeem the May 2001 9.625% Charter Holdings notes prior to their maturity on November 15, 2009. On or after May 15, 2006, Charter Holdings and Charter Capital may redeem some or all of the May 2001 10.000% Charter Holdings notes and the May 2001 11.750% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to 100% of the principal amount of the May 2001 Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after May 15, 2009.

In the event that a specified change of control event occurs, Charter Holdings and Charter Capital must offer to repurchase any then outstanding May 2001 Charter Holdings notes at 101% of their total principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.

The indentures governing the May 2001 Charter Holdings notes contain substantially identical events of default, affirmative covenants and negative covenants as those contained in the indentures governing the March 1999, January 2000 and January 2001 Charter Holdings notes. See “ — Summary of Restrictive Covenants under Charter Holdings High-Yield Notes.”

January 2002 Charter Holdings Notes

The January 2002 Charter Holdings notes were issued under three separate indentures, each among Charter Holdings and Charter Capital, as the issuers, and BNY Midwest Trust Company, as trustee, two of which were supplements to the indentures for the May 2001 Charter Holdings notes. In July 2002, Charter Holdings and Charter Capital exchanged substantially all of these notes for new notes, with substantially similar terms, except that the new notes are registered under the Securities Act.

The January 2002 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Capital. Cash interest on the January 2002 12.125% Charter Holdings notes will not accrue prior to January 15, 2007.

The January 2002 Charter Holdings notes are senior debt obligations of Charter Holdings and Charter Capital. They rank equally with the current and future unsecured and unsubordinated debt of Charter Holdings and Charter Capital. They are structurally subordinated to the obligations of Charter Holdings' subsidiaries, including the CIH notes, the CCH I notes, the CCH II notes, the CCO Holdings notes, the Renaissance notes, the Charter Operating notes and the Charter Operating credit facilities.

The Charter Holdings 12.125% senior discount notes are redeemable at the option of the issuers at amounts decreasing from 106.063% to 100% of accreted value beginning January 15, 2007.

In the event that a specified change of control event occurs, Charter Holdings and Charter Capital must offer to repurchase any then outstanding January 2002 Charter Holdings notes at 101% of their total principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.

The indentures governing the January 2002 Charter Holdings notes contain substantially identical events of default, affirmative covenants and negative covenants as those contained in the indentures governing the March 1999, January 2000, January 2001 and May 2001 Charter Holdings notes. See “ — Summary of Restrictive Covenants under Charter Holdings High-Yield Notes.”

Summary of Restrictive Covenants under Charter Holdings High-Yield Notes.

The limitations on incurrence of debt and issuance of preferred stock contained in Charter Holdings' indentures permit Charter Holdings and its subsidiaries to incur additional debt or issue preferred stock, so long as there is no default under the Charter Holdings indentures. These limitations restrict the incurrence of debt unless, after giving pro forma effect to the incurrence, the Charter Holdings Leverage Ratio would be below 8.75 to 1.0. In addition, regardless of whether the leverage ratio could be met, so long as no default exists or would result from the incurrence or issuance, Charter Holdings and its restricted subsidiaries are permitted to issue:

•	up to $3.5 billion of debt under credit facilities,

•	up to $75 million of debt incurred to finance the purchase or capital lease of new assets,

•	up to $300 million of additional debt for any purpose,

•
additional debt in an amount equal to 200% of proceeds of new cash equity proceeds received by Charter Holdings and its restricted subsidiaries since March 1999, the date of our first indenture, and not allocated for restricted payments or permitted investments, and

•	other items of indebtedness for specific purposes such as intercompany debt, refinancing of existing debt, and interest rate swaps to provide protection against fluctuation in interest rates.

Indebtedness under a single facility or agreement may be incurred in part under one of the categories listed above and in part under another. Accordingly, indebtedness under our credit facilities is incurred under a combination of the categories of permitted indebtedness listed above.

The restricted subsidiaries of Charter Holdings are generally not permitted to issue debt securities contractually subordinated in right of payment to other debt of the issuing subsidiary or preferred stock, in either case in any public or Rule 144A offering.

The Charter Holdings indentures permit Charter Holdings and its restricted subsidiaries to incur debt under one category, and later reclassify that debt into another category. The Charter Operating credit facilities generally impose more restrictive limitations on incurring new debt than Charter Holdings' indentures, so our subsidiaries that are subject to the Charter Operating credit facilities may not be permitted to utilize the full debt incurrence that would otherwise be available under the Charter Holdings indenture covenants.

Generally, under Charter Holdings' high-yield indentures:

•
Charter Holdings and its restricted subsidiaries are generally permitted to pay dividends on equity interests, repurchase interests, or make other specified restricted payments only if, Charter Holdings can incur $1.00 of new debt under the Charter Holdings leverage ratio test which requires 8.75 to 1.0 leverage ratio after giving effect to the transaction and if no default exists or would exist as a consequence of such incurrence. If those conditions are met, restricted payments in a total amount of up to 100% of Charter Holding's consolidated EBITDA, as defined, minus 1.2 times its consolidated interest expense, plus 100% of new cash and non-cash equity proceeds received by Charter Holdings and not allocated to the debt incurrence covenant or to permitted investments, all cumulatively from March 1999, the date of the first Charter Holdings indenture, plus $100 million.

In addition, Charter Holdings may make distributions or restricted payments, so long as no default exists or would be caused by transactions:

•	to repurchase management equity interests in amounts not to exceed $10 million per fiscal year,

•	regardless of the existence of any default, to pay pass-through tax liabilities in respect of ownership of equity interests in Charter Holdings or its restricted subsidiaries, or

•
to make other specified restricted payments including merger fees up to 1.25% of the transaction value, repurchases using concurrent new issuances, and certain dividends on existing subsidiary preferred equity interests.

Charter Holdings and its restricted subsidiaries may not make investments except permitted investments if there is a default under the indentures or if, after giving effect to the transaction, the Charter Holdings Leverage Ratio would be above 8.75 to 1.0.

Permitted investments include:

•	investments by Charter Holdings in restricted subsidiaries or by restricted subsidiaries in Charter Holdings,

•	investments in productive assets (including through equity investments) aggregating up to $150 million since March 1999,

•	investments aggregating up to 100% of new cash equity proceeds received by Charter Holdings since March 1999 and not allocated to the debt incurrence or restricted payments covenant, and

•	other investments aggregating up to $50 million since March 1999.

Charter Holdings is not permitted to grant liens on its assets other than specified permitted liens. Permitted liens include liens securing debt and other obligations incurred under our subsidiaries' credit facilities, liens securing the purchase price of new assets, liens securing indebtedness of up to $50 million and other specified liens incurred in the ordinary course of business. The lien covenant does not restrict liens on assets of subsidiaries of Charter Holdings.

Charter Holdings and Charter Capital, its co-issuer, are generally not permitted to sell all or substantially all of their assets or merge with or into other companies unless their leverage ratio after any such transaction would be no greater than their leverage ratio immediately prior to the transaction, or unless after giving effect to the transaction, the Charter Holdings Leverage Ratio would be below 8.75 to 1.0, no default exists, and the surviving entity is a U.S. entity that assumes the Charter Holdings notes.

Charter Holdings and its restricted subsidiaries may generally not otherwise sell assets or, in the case of restricted subsidiaries, issue equity interests, unless they receive consideration at least equal to the fair market value of the assets or equity interests, consisting of at least 75% in cash, assumption of liabilities, securities converted into cash within 60 days or productive assets. Charter Holdings and its restricted subsidiaries are then required within 365 days after any asset sale either to commit to use the net cash proceeds over a specified threshold to acquire assets, including current assets, used or useful in their businesses or use the net cash proceeds to repay debt, or to offer to repurchase the Charter Holdings notes with any remaining proceeds.

Charter Holdings and its restricted subsidiaries may generally not engage in sale and leaseback transactions unless, at the time of the transaction, Charter Holdings could have incurred secured indebtedness in an amount equal to the present value of the net rental payments to be made under the lease, and the sale of the assets and application of proceeds is permitted by the covenant restricting asset sales.

Charter Holdings' restricted subsidiaries may generally not enter into restrictions on their ability to make dividends or distributions or transfer assets to Charter Holdings on terms that are materially more restrictive than those governing their debt, lien, asset sale, lease and similar agreements existing when they entered into the indentures, unless those restrictions are on customary terms that will not materially impair Charter Holdings' ability to repay the high-yield notes.

The restricted subsidiaries of Charter Holdings are generally not permitted to guarantee or pledge assets to secure debt of Charter Holdings, unless the guaranteeing subsidiary issues a guarantee of the notes of comparable priority and tenor, and waives any rights of reimbursement, indemnity or subrogation arising from the guarantee transaction for at least one year.

The indentures also restrict the ability of Charter Holdings and its restricted subsidiaries to enter into certain transactions with affiliates involving consideration in excess of $15 million without a determination by the board of directors of Charter Holdings that the transaction is on terms no less favorable than arms length, or transactions with affiliates involving over $50 million without receiving an independent opinion as to the fairness of the transaction addressed to the holders of the Charter Holdings notes.

CCH I Holdings, LLC Notes

In September 2005, CIH and CCH I Holdings Capital Corp. jointly issued $2.5 billion total principal amount of 9.92% to 13.50% senior accreting notes due 2014 and 2015 in exchange for an aggregate amount of $2.4 billion of Charter Holdings notes due 2011 and 2012, spread over six series of notes and with varying interest rates as set forth in the table above under “Description of Our Outstanding Debt.” The notes are guaranteed by Charter Holdings.

The CIH notes are senior debt obligations of CIH and CCH I Holdings Capital Corp. They rank equally with all other current and future unsecured, unsubordinated obligations of CIH and CCH I Holdings Capital Corp. The CIH notes are structurally subordinated to all obligations of subsidiaries of CIH, including the CCH I notes, the CCH II notes, the CCO Holdings notes, the Renaissance notes, the Charter Operating notes and the Charter Operating credit facilities.

The CIH notes may not be redeemed at the option of the issuers until September 30, 2007. On or after such date, the CIH notes may be redeemed in accordance with the following table.

Note Series	Redemption Dates	Percentage of Principal

11.125%	September 30, 2007 - January 14, 2008	103.708%
	January 15, 2008 - January 14, 2009	101.854%
	Thereafter	100.0%

9.92%	September 30, 2007 - Thereafter	100.0%

10.0%	September 30, 2007 - May 14, 2008	103.333%
	May 15, 2008 - May 14, 2009	101.667%
	Thereafter	100.0%

11.75%	September 30, 2007 - May 14, 2008	103.917%
	May 15, 2008 - May 14, 2009	101.958%
	Thereafter	100.0%

13.5%	September 30, 2007 - January 14, 2008	104.5%
	January 15, 2008 - January 14, 2009	102.25%
	Thereafter	100.0%

12.125%	September 30, 2007 - January 14, 2008	106.063%
	January 15, 2008 - January 14, 2009	104.042%
	January 15, 2009 - January 14, 2010	102.021%
	Thereafter	100.0%

In the event that a specified change of control event happens, CIH and CCH I Holdings Capital Corp. must offer to repurchase any outstanding notes at a price equal to the sum of the accreted value of the notes plus accrued and unpaid interest plus a premium that varies over time.

The indenture governing the CIH notes contains restrictive covenants similar to those contained in the indenture governing the Charter Holdings notes with the following exceptions:

•
The debt incurrence covenant permits up to $9.75 billion (rather than $3.5 billion) of debt under credit facilities (less the amount of net proceeds of asset sales applied to repay such debt as required by the asset sale covenant).

•
CIH and its restricted subsidiaries are generally permitted to pay dividends on equity interests, repurchase interests, or make other specified restricted payments only if, after giving pro forma effect to the transaction, the CIH Leverage Ratio would be below 8.75 to 1.0 and if no default exists or would exist as a consequence of such transaction. If those conditions are met, restricted payments are permitted in a total amount of up to the sum of (1) the greater of (a) $500 million or (b) 100% of CIH’s consolidated EBITDA, as defined, minus 1.2 times its consolidated interest expense each for the period from September 28, 2005 to the end of CIH’s most recently ended full fiscal quarter for which internal financial statements are available, plus (2) 100% of new cash and non-cash equity proceeds received by CIH and not allocated to the debt incurrence covenant or to permitted investments, all cumulatively from September 28, 2005.

•	Instead of the $150 million and $50 million permitted investment baskets described above, there is a $750 million permitted investment basket.

CCH I, LLC Notes

In September 2005, CCH I and CCH I Capital Corp. jointly issued $3.5 billion total principal amount of 11% senior secured notes due October 2015 in exchange for an aggregate amount of $4.2 billion of certain Charter Holdings notes. The notes are guaranteed by Charter Holdings and are secured by a pledge of 100% of the equity interest of CCH I’s wholly owned direct subsidiary, CCH II. Such pledge is subject to significant limitations as described in the related pledge agreement. Interest on the CCH I notes accrues at 11% per annum and is payable semi-annually in arrears on each April 1 and October 1, commencing on April 1, 2006.

The CCH I notes are senior debt obligations of CCH I and CCH I Capital Corp. To the extent of the value of the collateral, they rank senior to all of CCH I’s future unsecured senior indebtedness. The CCH I notes are structurally subordinated to all obligations of subsidiaries of CCH I, including the CCH II notes, CCO Holdings notes, the Renaissance notes, the Charter Operating notes and the Charter Operating credit facilities.

CCH I and CCH I Capital Corp. may, prior to October 1, 2008 in the event of a qualified equity offering providing sufficient proceeds, redeem up to 35% of the aggregate principal amount of the CCH I notes at a redemption price of 111% of the principal amount plus accrued and unpaid interest. Aside from this provision, CCH I and CCH I Capital Corp. may not redeem at their option any of the notes prior to October 1, 2010. On or after October 1, 2010, CCH I and CCH I

Capital Corp. may redeem, in whole or in part, CCH I notes at the applicable prices (expressed as percentages of principal amount) listed below, plus accrued and unpaid interest if redeemed during the twelve month period beginning on October 1 of the years listed below.

Year	Percentage

2010	105.5%
2011	102.75%
2012	101.375%
2013 and thereafter	100.0%

If a change of control occurs, each holder of the CCH I notes will have the right to require the repurchase of all or any part of that holder’s CCH I notes at 101% of the principal amount plus accrued and unpaid interest.

The indenture governing the CCH I notes contains restrictive covenants that limit certain transactions or activities by CCH I and its restricted subsidiaries, including the covenants summarized below. Substantially all of CCH I’s direct and indirect subsidiaries are currently restricted subsidiaries.

The covenant in the indenture governing the CCH I notes that restricts incurrence of debt and issuance of preferred stock permits CCH I and its subsidiaries to incur or issue specified amounts of debt or preferred stock, if, after giving pro forma effect to the incurrence or issuance, CCH I could meet a leverage ratio (ratio of consolidated debt to four times EBITDA, as defined, from the most recent fiscal quarter for which internal financial reports are available) of 7.5 to 1.0.

In addition, regardless of whether the leverage ratio could be met, so long as no default exists or would result from the incurrence or issuance, CCH I and its restricted subsidiaries are permitted to incur or issue:

•	up to $9.75 billion of debt under credit facilities (less the amount of net proceeds of asset sales applied to repay such debt as required by the asset sale covenant);

•	up to $75 million of debt incurred to finance the purchase or capital lease of new assets;

•	up to $300 million of additional debt for any purpose; and

•	other items of indebtedness for specific purposes such as intercompany debt, refinancing of existing debt, and interest rate swaps to provide protection against fluctuation in interest rates.

The restricted subsidiaries of CCH I are generally not permitted to issue debt securities contractually subordinated to other debt of the issuing subsidiary or preferred stock, in either case in any public offering or private placement.

The CCH I indenture generally permits CCH I and its restricted subsidiaries to incur debt under one category, and later reclassify that debt into another category. The Charter Operating credit facilities generally impose more restrictive limitations on incurring new debt than those in the CCH I indenture, so our subsidiaries that are subject to credit facilities are not permitted to utilize the full debt incurrence that would otherwise be available under the CCH I indenture covenants.

Generally, under the CCH I indenture:

•
CCH I and its restricted subsidiaries are permitted to pay dividends on equity interests, repurchase interests, or make other specified restricted payments only if CCH I can incur $1.00 of new debt under the leverage ratio test, which requires that CCH I meet a 7.5 to 1.0 leverage ratio after giving effect to the transaction, and if no default exists or would exist as a consequence of such incurrence. If those conditions are met, restricted payments are permitted in a total amount of up to 100% of CCH I’s consolidated EBITDA, as defined, for the period from September 28, 2005 to the end of CCH I’s most recently ended full fiscal quarter for which financial statements are available minus 1.3 times its consolidated interest expense for such period, plus 100% of new cash and appraised non-cash equity proceeds received by CCH I and not allocated to certain investments, from and after September 28, 2005, plus $100 million.

In addition, CCH I and its restricted subsidiaries may make distributions or restricted payments, so long as no default exists or would be caused by the transaction:

•	to repurchase management equity interests in amounts not to exceed $10 million per fiscal year;

•	to pay, regardless of the existence of any default, pass-through tax liabilities in respect of ownership of equity interests in CCH I or its restricted subsidiaries;

•	to enable certain of its parents to pay interest on certain of their indebtedness;

•
to enable certain of its parents to purchase, redeem or refinance certain indebtedness, so long as CCH I could incur $1.00 of indebtedness under the 7.5 to 1.0 leverage ratio test referred to above; or

•
to make other specified restricted payments including merger fees up to 1.25% of the transaction value, repurchases using concurrent new issuances, and certain dividends on existing subsidiary preferred equity interests.

The indenture governing the CCH I notes restricts CCH I and its restricted subsidiaries from making investments, except specified permitted investments, or creating new unrestricted subsidiaries, if there is a default under the indenture or if CCH I could not incur $1.00 of new debt under the 7.5 to 1.0 leverage ratio test described above after giving effect to the transaction.

Permitted investments include:

•	investments by CCH I and its restricted subsidiaries in CCH I and in other restricted subsidiaries, or entities that become restricted subsidiaries as a result of the investment,

•
investments aggregating up to 100% of new cash equity proceeds received by CCH I since September 28, 2005 to the extent the proceeds have not been allocated to the restricted payments covenant described above,

•	other investments up to $750 million outstanding at any time, and

•	certain specified additional investments, such as investments in customers and suppliers in the ordinary course of business and investments received in connection with permitted asset sales.

CCH I is not permitted to grant liens on its assets other than specified permitted liens. Permitted liens include liens securing the purchase price of new assets, liens securing obligations up to $50 million and other specified liens. The lien covenant does not restrict liens on assets of subsidiaries of CCH I.

CCH I and CCH I Capital Corp., its co-issuer, are generally not permitted to sell all or substantially all of their assets or merge with or into other companies unless their leverage ratio after any such transaction would be no greater than their leverage ratio immediately prior to the transaction, or unless CCH I and its subsidiaries could incur $1.00 of new debt under the 7.50 to 1.0 leverage ratio test described above after giving effect to the transaction, no default exists, and the surviving entity is a U.S. entity that assumes the CCH I notes.

CCH I and its restricted subsidiaries may generally not otherwise sell assets or, in the case of restricted subsidiaries, issue equity interests, unless they receive consideration at least equal to the fair market value of the assets or equity interests, consisting of at least 75% in cash, assumption of liabilities, securities converted into cash within 60 days or productive assets. CCH I and its restricted subsidiaries are then required within 365 days after any asset sale either to commit to use the net cash proceeds over a specified threshold to acquire assets, including current assets, used or useful in their businesses or use the net cash proceeds to repay certain debt, or to offer to repurchase the CCH I notes with any remaining proceeds.

CCH I and its restricted subsidiaries may generally not engage in sale and leaseback transactions unless, at the time of the transaction, CCH I could have incurred secured indebtedness in an amount equal to the present value of the net rental payments to be made under the lease, and the sale of the assets and application of proceeds is permitted by the covenant restricting asset sales.

With certain exceptions, CCH I’s restricted subsidiaries may generally not enter into restrictions on their ability to make dividends or distributions or transfer assets to CCH I.

The restricted subsidiaries of CCH I are generally not permitted to guarantee or pledge assets to secure other debt of CCH I, except in respect of credit facilities unless the guarantying subsidiary issues a guarantee of the CCH I notes and waives any rights of reimbursement, indemnity or subrogation arising from the guarantee transaction for at least one year.

The indenture also restricts the ability of CCH I and its restricted subsidiaries to enter into certain transactions with affiliates involving consideration in excess of $15 million without a determination by the board of directors that the transaction is on terms no less favorable than arms-length, or transactions with affiliates involving over $50 million without receiving an independent opinion as to the fairness of the transaction to the holders of the CCH I notes.

CCH II, LLC Notes

In September 2003, CCH II and CCH II Capital Corp. jointly issued approximately $1.6 billion total principal amount of 10.25% senior notes due 2010 and in January 2006, they issued an additional $450 million principal amount of these notes. The CCH II notes are general unsecured obligations of CCH II and CCH II Capital Corp. They rank equally with all other current or future unsubordinated obligations of CCH II and CCH II Capital Corp. The CCH II notes are structurally subordinated to all obligations of subsidiaries of CCH II, including the CCO Holdings notes, the Renaissance notes, the Charter Operating notes and the Charter Operating credit facilities.

Interest on the CCH II notes accrues at 10.25% per annum and is payable semi-annually in arrears on each March 15 and September 15, commencing on March 15, 2004.

At any time prior to September 15, 2006, in the event of a qualified equity offering providing sufficient proceeds, the issuers of the CCH II notes may redeem up to 35% of the total principal amount of the CCH II notes on a pro rata basis at a redemption price equal to 110.25% of the principal amount of CCH II notes redeemed, plus any accrued and unpaid interest.

On or after September 15, 2008, the issuers of the CCH II notes may redeem all or a part of the notes at a redemption price that declines ratably from the initial redemption price of 105.125% to a redemption price on or after September 15, 2009 of 100.0% of the principal amount of the CCH II notes redeemed, plus, in each case, any accrued and unpaid interest.

In the event of specified change of control events, CCH II must offer to purchase the outstanding CCH II notes from the holders at a purchase price equal to 101% of the total principal amount of the notes, plus any accrued and unpaid interest.

The indenture governing the CCH II notes contains restrictive covenants that limit certain transactions or activities by CCH II and its restricted subsidiaries, including the covenants summarized below. Substantially all of CCH II's direct and indirect subsidiaries are currently restricted subsidiaries.

The covenant in the indenture governing the CCH II notes that restricts incurrence of debt and issuance of preferred stock permits CCH II and its subsidiaries to incur or issue specified amounts of debt or preferred stock, if, after giving effect to the incurrence, CCH II could meet a leverage ratio (ratio of consolidated debt to four times EBITDA from the most recent fiscal quarter for which internal financial reports are available) of 5.5 to 1.0.

In addition, regardless of whether the leverage ratio could be met, so long as no default exists or would result from the incurrence or issuance, CCH II and its restricted subsidiaries are permitted to incur or issue:

•	up to $9.75 billion of debt under credit facilities, including debt under credit facilities outstanding on the issue date of the CCH II notes,

•	up to $75 million of debt incurred to finance the purchase or capital lease of new assets,

•	up to $300 million of additional debt for any purpose, and

•	other items of indebtedness for specific purposes such as intercompany debt, refinancing of existing debt, and interest rate swaps to provide protection against fluctuation in interest rates.

The restricted subsidiaries of CCH II are generally not permitted to issue debt securities contractually subordinated to other debt of the issuing subsidiary or preferred stock, in either case in any public or Rule 144A offering.

The CCH II indenture permits CCH II and its restricted subsidiaries to incur debt under one category, and later reclassify that debt into another category. Our and our subsidiaries' credit agreements generally impose more restrictive limitations on incurring new debt than the CCH II indenture, so we and our subsidiaries that are subject to credit agreements are not permitted to utilize the full debt incurrence that would otherwise be available under the CCH II indenture covenants.

Generally, under the CCH II indenture, CCH II and its restricted subsidiaries are permitted to pay dividends on equity interests, repurchase interests, or make other specified restricted payments only if CCH II can incur $1.00 of new debt under the leverage ratio test, which requires that CCH II meet a 5.5 to 1.0 leverage ratio after giving effect to the transaction, and if no default exists or would exist as a consequence of such incurrence. If those conditions are met, restricted payments are permitted in a total amount of up to 100% of CCH II's consolidated EBITDA, as defined, minus 1.3 times its consolidated interest expense, plus 100% of new cash and non-cash equity proceeds received by CCH II and not allocated to the debt incurrence covenant, all cumulatively from the fiscal quarter commenced July 1, 2003, plus $100 million.

In addition, CCH II may make distributions or restricted payments, so long as no default exists or would be caused by transactions:

•	to repurchase management equity interests in amounts not to exceed $10 million per fiscal year,

•	regardless of the existence of any default, to pay pass-through tax liabilities in respect of ownership of equity interests in CCH II or its restricted subsidiaries,

•	regardless of the existence of any default, to pay interest when due on Charter Holdings notes, CIH notes and CCH I notes,

•
to purchase, redeem or refinance, so long as CCH II could incur $1.00 of indebtedness under the 5.5 to 1.0 leverage ratio test referred to above and there is no default, Charter Holdings notes, CIH notes, CCH I notes, Charter convertible notes, and other direct or indirect parent company notes,

•	to make distributions in connection with the private exchanges pursuant to which the CCH II notes were issued, and

•
other specified restricted payments including merger fees up to 1.25% of the transaction value, repurchases using concurrent new issuances, and certain dividends on existing subsidiary preferred equity interests.

The indenture governing the CCH II notes restricts CCH II and its restricted subsidiaries from making investments, except specified permitted investments, or creating new unrestricted subsidiaries, if there is a default under the indenture or if CCH II could not incur $1.00 of new debt under the 5.5 to 1.0 leverage ratio test described above after giving effect to the transaction.

Permitted investments include:

•	investments by CCH II and its restricted subsidiaries in CCH II and in other restricted subsidiaries, or entities that become restricted subsidiaries as a result of the investment,

•
investments aggregating up to 100% of new cash equity proceeds received by CCH II since September 23, 2003 to the extent the proceeds have not been allocated to the restricted payments covenant described above,

•	investments resulting from the private exchanges pursuant to which the CCH II notes were issued,

•	other investments up to $750 million outstanding at any time, and

•	certain specified additional investments, such as investments in customers and suppliers in the ordinary course of business and investments received in connection with permitted asset sales.

CCH II is not permitted to grant liens on its assets other than specified permitted liens. Permitted liens include liens securing debt and other obligations incurred under our subsidiaries' credit facilities, liens securing the purchase price of new assets, and liens securing indebtedness up to $50 million and other specified liens incurred in the ordinary course of business. The lien covenant does not restrict liens on assets of subsidiaries of CCH II.

CCO Holdings, LLC Notes

8 ¾% Senior Notes due 2013

In November 2003 and August 2005, CCO Holdings and CCO Holdings Capital Corp. jointly issued $500 million and $300 million, respectively, total principal amount of 8¾% senior notes due 2013.

Interest on the CCO Holdings senior notes accrues at 8¾% per year and is payable semi-annually in arrears on each May 15 and November 15.

At any time prior to November 15, 2006, the issuers of the CCO Holdings senior notes may redeem up to 35% of the total principal amount of the CCO Holdings senior notes to the extent of public equity proceeds they have received on a pro rata basis at a redemption price equal to 108.75% of the principal amount of CCO Holdings senior notes redeemed, plus any accrued and unpaid interest.

On or after November 15, 2008, the issuers of the CCO Holdings senior notes may redeem all or a part of the notes at a redemption price that declines ratably from the initial redemption price of 104.375% to a redemption price on or after November 15, 2011 of 100.0% of the principal amount of the CCO Holdings senior notes redeemed, plus, in each case, any accrued and unpaid interest.

Senior Floating Rate Notes Due 2010

In December 2004, CCO Holdings and CCO Holdings Capital Corp. jointly issued $550 million total principal amount of senior floating rate notes due 2010.

The CCO Holdings senior floating rate notes have an annual interest rate of LIBOR plus 4.125%, which resets and is payable quarterly in arrears on each March 15, June 15, September 15 and December 15.

At any time prior to December 15, 2006, CCO Holdings and CCO Holdings Capital Corp. may redeem up to 35% of the notes in an amount not to exceed the amount of proceeds of one or more public equity offerings at a redemption price equal to 100% of the principal amount, plus a premium equal to the interest rate per annum applicable to the notes on the date notice of redemption is given, plus accrued and unpaid interest, if any, to the redemption date, provided that at least 65% of the original aggregate principal amount of the notes issued remains outstanding after the redemption.

CCO Holdings and CCO Holdings Capital Corp. may redeem the notes in whole or in part at the issuers’ option from December 15, 2006 until December 14, 2007 for 102% of the principal amount, from December 15, 2007 until December 14, 2008 for 101% of the principal amount and from and after December 15, 2008, at par, in each case, plus accrued and unpaid interest.

Additional terms of the CCO Holdings Senior Notes and Senior Floating Rate Notes

The CCO Holdings notes are general unsecured obligations of CCO Holdings and CCO Holdings Capital Corp. They rank equally with all other current or future unsubordinated obligations of CCO Holdings and CCO Holdings Capital Corp. The CCO Holdings notes are structurally subordinated to all obligations of subsidiaries of CCO Holdings, including the Renaissance notes, the Charter Operating notes and the Charter Operating credit facilities.

In the event of specified change of control events, CCO Holdings must offer to purchase the outstanding CCO Holdings senior notes from the holders at a purchase price equal to 101% of the total principal amount of the notes, plus any accrued and unpaid interest.

The indenture governing the CCO Holdings senior notes contains restrictive covenants that limit certain transactions or activities by CCO Holdings and its restricted subsidiaries, including the covenants summarized below. Substantially all of CCO Holdings' direct and indirect subsidiaries are currently restricted subsidiaries.

The covenant in the indenture governing the CCO Holdings senior notes that restricts incurrence of debt and issuance of preferred stock permits CCO Holdings and its subsidiaries to incur or issue specified amounts of debt or preferred stock, if, after giving pro forma effect to the incurrence or issuance, CCO Holdings could meet a leverage ratio (ratio of consolidated debt to four times EBITDA, as defined, from the most recent fiscal quarter for which internal financial reports are available) of 4.5 to 1.0.

In addition, regardless of whether the leverage ratio could be met, so long as no default exists or would result from the incurrence or issuance, CCO Holdings and its restricted subsidiaries are permitted to incur or issue:

•	up to $9.75 billion of debt under credit facilities, including debt under credit facilities outstanding on the issue date of the CCO Holdings senior notes,

•	up to $75 million of debt incurred to finance the purchase or capital lease of new assets,

•	up to $300 million of additional debt for any purpose, and

•	other items of indebtedness for specific purposes such as intercompany debt, refinancing of existing debt, and interest rate swaps to provide protection against fluctuation in interest rates.

The restricted subsidiaries of CCO Holdings are generally not permitted to issue debt securities contractually subordinated to other debt of the issuing subsidiary or preferred stock, in either case in any public or Rule 144A offering.

The CCO Holdings indenture permits CCO Holdings and its restricted subsidiaries to incur debt under one category, and later reclassify that debt into another category. The Charter Operating credit facilities generally impose more restrictive limitations on incurring new debt than CCO Holdings' indenture, so our subsidiaries that are subject to credit facilities are not permitted to utilize the full debt incurrence that would otherwise be available under the CCO Holdings indenture covenants.

Generally, under CCO Holdings' indenture:

•
CCO Holdings and its restricted subsidiaries are permitted to pay dividends on equity interests, repurchase interests, or make other specified restricted payments only if CCO Holdings can incur $1.00 of new debt under the leverage ratio test, which requires that CCO Holdings meet a 4.5 to 1.0 leverage ratio after giving effect to the transaction, and if no default exists or would exist as a consequence of such incurrence. If those conditions are met, restricted payments are permitted in a total amount of up to 100% of CCO Holdings' consolidated EBITDA, as defined, minus 1.3 times its consolidated interest expense, plus 100% of new cash and appraised non-cash equity proceeds received by CCO Holdings and not allocated to the debt incurrence covenant, all cumulatively from the fiscal quarter commenced October 1, 2003, plus $100 million.

In addition, CCO Holdings may make distributions or restricted payments, so long as no default exists or would be caused by the transaction:

•	to repurchase management equity interests in amounts not to exceed $10 million per fiscal year;

•	to pay, regardless of the existence of any default, pass-through tax liabilities in respect of ownership of equity interests in Charter Holdings or its restricted subsidiaries;

•	to pay, regardless of the existence of any default, interest when due on the Charter convertible notes, Charter Holdings notes, CIH notes, CCH I notes and the CCH II notes;

•
to purchase, redeem or refinance Charter Holdings notes, CIH notes, CCH I notes, CCH II notes, Charter notes, and other direct or indirect parent company notes, so long as CCO Holdings could incur $1.00 of indebtedness under the 4.5 to 1.0 leverage ratio test referred to above and there is no default; or

•
to make other specified restricted payments including merger fees up to 1.25% of the transaction value, repurchases using concurrent new issuances, and certain dividends on existing subsidiary preferred equity interests.

The indenture governing the CCO Holdings senior notes restricts CCO Holdings and its restricted subsidiaries from making investments, except specified permitted investments, or creating new unrestricted subsidiaries, if there is a default under the indenture or if CCO Holdings could not incur $1.00 of new debt under the 4.5 to 1.0 leverage ratio test described above after giving effect to the transaction.

Permitted investments include:

•	investments by CCO Holdings and its restricted subsidiaries in CCO Holdings and in other restricted subsidiaries, or entities that become restricted subsidiaries as a result of the investment,

•
investments aggregating up to 100% of new cash equity proceeds received by CCO Holdings since November 10, 2003 to the extent the proceeds have not been allocated to the restricted payments covenant described above,

•	other investments up to $750 million outstanding at any time, and

•	certain specified additional investments, such as investments in customers and suppliers in the ordinary course of business and investments received in connection with permitted asset sales.

CCO Holdings is not permitted to grant liens on its assets other than specified permitted liens. Permitted liens include liens securing debt and other obligations incurred under our subsidiaries' credit facilities, liens securing the purchase price of new assets, liens securing indebtedness up to $50 million and other specified liens incurred in the ordinary course of business. The lien covenant does not restrict liens on assets of subsidiaries of CCO Holdings.

CCO Holdings and CCO Holdings Capital, its co-issuer, are generally not permitted to sell all or substantially all of their assets or merge with or into other companies unless their leverage ratio after any such transaction would be no greater than their leverage ratio immediately prior to the transaction, or unless CCO Holdings and its subsidiaries could incur $1.00 of new debt under the 4.50 to 1.0 leverage ratio test described above after giving effect to the transaction, no default exists, and the surviving entity is a U.S. entity that assumes the CCO Holdings senior notes.

CCO Holdings and its restricted subsidiaries may generally not otherwise sell assets or, in the case of restricted subsidiaries, issue equity interests, unless they receive consideration at least equal to the fair market value of the assets or equity interests, consisting of at least 75% in cash, assumption of liabilities, securities converted into cash within 60 days or productive assets. CCO Holdings and its restricted subsidiaries are then required within 365 days after any asset sale either to commit to use the net cash proceeds over a specified threshold to acquire assets, including current assets, used or useful in their businesses or use the net cash proceeds to repay debt, or to offer to repurchase the CCO Holdings senior notes with any remaining proceeds.

CCO Holdings and its restricted subsidiaries may generally not engage in sale and leaseback transactions unless, at the time of the transaction, CCO Holdings could have incurred secured indebtedness in an amount equal to the present value of the net rental payments to be made under the lease, and the sale of the assets and application of proceeds is permitted by the covenant restricting asset sales.

CCO Holdings' restricted subsidiaries may generally not enter into restrictions on their ability to make dividends or distributions or transfer assets to CCO Holdings on terms that are materially more restrictive than those governing their debt, lien, asset sale, lease and similar agreements existing when they entered into the indenture, unless those restrictions are on customary terms that will not materially impair CCO Holdings' ability to repay its notes.

The restricted subsidiaries of CCO Holdings are generally not permitted to guarantee or pledge assets to secure debt of CCO Holdings, unless the guarantying subsidiary issues a guarantee of the notes of comparable priority and tenor, and waives any rights of reimbursement, indemnity or subrogation arising from the guarantee transaction for at least one year.

The indenture also restricts the ability of CCO Holdings and its restricted subsidiaries to enter into certain transactions with affiliates involving consideration in excess of $15 million without a determination by the board of directors that the transaction is on terms no less favorable than arms-length, or transactions with affiliates involving over $50 million without receiving an independent opinion as to the fairness of the transaction to the holders of the CCO Holdings notes.

Bridge Loan

In October 2005, CCO Holdings and CCO Holdings Capital Corp., as guarantor thereunder, entered into the bridge loan with the Lenders whereby the Lenders have committed to make loans to CCO Holdings in an aggregate amount of $600 million. In January 2006, upon the issuance of $450 million principal amount CCH II notes, the commitment under the bridge loan agreement was reduced to $435 million. CCO Holdings may, subject to certain conditions, including the satisfaction of certain of the conditions to borrowing under the credit facilities, draw upon the facility between January 2, 2006 and September 29, 2006 and the loans will mature on the sixth anniversary of the first borrowing under the bridge loan. Each loan will accrue interest at a rate equal to an adjusted LIBOR rate plus a spread. The spread will initially be 450 basis points and will increase (a) by an additional 25 basis points at the end of the six-month period following the date of the first borrowing, (b) by an additional 25 basis points at the end of each of the next two subsequent three month periods and (c) by 62.5 basis points at the end of each of the next two subsequent three-month periods.

Beginning on the first anniversary of the first date that CCO Holdings borrows under the bridge loan and at any time thereafter, any Lender will have the option to receive “exchange notes” (the terms of which are described below, the “Exchange Notes”) in exchange for any loan that has not been repaid by that date. Upon the earlier of (x) the date that at least a majority of all loans that have been outstanding have been exchanged for Exchange Notes and (y) the date that is 18 months after the first date that CCO Holdings borrows under the bridge loan, the remainder of loans will be automatically exchanged for Exchange Notes.

As conditions to each draw, (i) there shall be no default under the bridge loan, (ii) all the representations and warranties under the bridge loan shall be true and correct in all material respects and (iii) all conditions to borrowing under the Charter Operating credit facilities (with certain exceptions) shall be satisfied.

The aggregate unused commitment will be reduced by 100% of the net proceeds from certain asset sales, to the extent such net proceeds have not been used to prepay loans or Exchange Notes. However, asset sales that generate net proceeds of less than $75 million will not be subject to such commitment reduction obligation, unless the aggregate net proceeds from such asset sales exceed $200 million, in which case the aggregate unused commitment will be reduced by the amount of such excess.

CCO Holdings will be required to prepay loans (and redeem or offer to repurchase Exchange Notes, if issued) from the net proceeds from (i) the issuance of equity or incurrence of debt by Charter and its subsidiaries, with certain exceptions, and (ii) certain asset sales (to the extent not used for purposes permitted under the bridge loan).

The covenants and events of default applicable to CCO Holdings under the bridge loan are similar to the covenants and events of default in the indenture for the senior secured notes of CCH I with various additional limitations.

The Exchange Notes will mature on the sixth anniversary of the first borrowing under the bridge loan. The Exchange Notes will bear interest at a rate equal to the rate that would have been borne by the loans. The same mandatory redemption provisions will apply to the Exchange Notes as applied to the loans, except that CCO Holdings will be required to make an offer to redeem upon the occurrence of a change of control at 101% of principal amount plus accrued and unpaid interest.

The Exchange Notes will, if held by a person other than an initial lender or an affiliate thereof, be (a) non-callable for the first three years after the first borrowing date and (b) thereafter, callable at par plus accrued interest plus a premium equal to 50% of the coupon in effect on the first anniversary of the first borrowing date, which premium shall decline to 25% of such coupon in the fourth year and to zero thereafter. Otherwise, the Exchange Notes will be callable at any time at 100% of the amount thereof plus accrued and unpaid interest.

Charter Communications Operating, LLC Notes

On April 27, 2004, Charter Operating and Charter Communications Operating Capital Corp. jointly issued $1.1 billion of 8% senior second-lien notes due 2012 and $400 million of 8 3/8% senior second-lien notes due 2014, for total gross proceeds of $1.5 billion. In March and June 2005, Charter Operating consummated exchange transactions with a small number of institutional holders of Charter Holdings 8.25% senior notes due 2007 pursuant to which Charter Operating issued, in private placement transactions, approximately $333 million principal amount of its 8 3/8% senior second-lien notes due 2014 in exchange for approximately $346 million of the Charter Holdings 8.25% senior notes due 2007. Interest on the Charter Operating notes is payable semi-annually in arrears on each April 30 and October 30.

The Charter Operating notes were sold in a private transaction that was not subject to the registration requirements of the Securities Act of 1933. The Charter Operating notes are not expected to have the benefit of any exchange or other registration rights, except in specified limited circumstances.

On the issue date of the Charter Operating notes, because of restrictions contained in the Charter Holdings indentures, there were no Charter Operating note guarantees, even though Charter Operating’s immediate parent, CCO Holdings, and certain of our subsidiaries were obligors and/or guarantors under the Charter Operating credit facilities. Upon the occurrence of the guarantee and pledge date (generally, the fifth business day after the Charter

Holdings leverage ratio was certified to be below 8.75 to 1.0), CCO Holdings and those subsidiaries of Charter Operating that were then guarantors of, or otherwise obligors with respect to, indebtedness under the Charter Operating credit facilities and related obligations were required to guarantee the Charter Operating notes. The note guarantee of each such guarantor is:

•	a senior obligation of such guarantor;
•
structurally senior to the outstanding CCO Holdings notes (except in the case of CCO Holdings’ note guarantee, which is structurally pari passu with such senior notes), the outstanding CCH II notes, the outstanding CCH I notes, the outstanding CIH notes, the outstanding Charter Holdings notes and the outstanding Charter convertible senior notes (but subject to provisions in the Charter Operating indenture that permit interest and, subject to meeting the 4.25 to 1.0 leverage ratio test, principal payments to be made thereon); and

•	senior in right of payment to any future subordinated indebtedness of such guarantor.

As a result of the above leverage ratio test being met, CCO Holdings and certain of its subsidiaries provided the additional guarantees described above during the first quarter of 2005.

All the subsidiaries of Charter Operating (except CCO NR Sub, LLC, and certain other subsidiaries that are not deemed material and are designated as nonrecourse subsidiaries under the Charter Operating credit facilities) are restricted subsidiaries of Charter Operating under the Charter Operating notes. Unrestricted subsidiaries generally will not be subject to the restrictive covenants in the Charter Operating indenture.

In the event of specified change of control events, Charter Operating must offer to purchase the Charter Operating notes at a purchase price equal to 101% of the total principal amount of the Charter Operating notes repurchased plus any accrued and unpaid interest thereon.

The limitations on incurrence of debt contained in the indenture governing the Charter Operating notes permit Charter Operating and its restricted subsidiaries that are guarantors of the Charter Operating notes to incur additional debt or issue shares of preferred stock if, after giving pro forma effect to the incurrence, Charter Operating could meet a leverage ratio test (ratio of consolidated debt to four times EBITDA, as defined, from the most recent fiscal quarter for which internal financial reports are available) of 4.25 to 1.0.

In addition, regardless of whether the leverage ratio test could be met, so long as no default exists or would result from the incurrence or issuance, Charter Operating and its restricted subsidiaries are permitted to incur or issue:

•
up to $6.8 billion of debt under credit facilities (but such incurrence is permitted only by Charter Operating and its restricted subsidiaries that are guarantors of the Charter Operating notes, so long as there are such guarantors), including debt under credit facilities outstanding on the issue date of the Charter Operating notes;

•	up to $75 million of debt incurred to finance the purchase or capital lease of assets;
•	up to $300 million of additional debt for any purpose; and
•
other items of indebtedness for specific purposes such as refinancing of existing debt and interest rate swaps to provide protection against fluctuation in interest rates and, subject to meeting the leverage ratio test, debt existing at the time of acquisition of a restricted subsidiary.

The indenture governing the Charter Operating notes permits Charter Operating to incur debt under one of the categories above, and later reclassify the debt into a different category. The Charter Operating credit facilities generally impose more restrictive limitations on incurring new debt than the Charter Operating indenture, so our subsidiaries that are subject to the Charter Operating credit facilities are not permitted to utilize the full debt incurrence that would otherwise be available under the Charter Operating indenture covenants.

Generally, under Charter Operating’s indenture Charter Operating and its restricted subsidiaries are permitted to pay dividends on equity interests, repurchase interests, or make other specified restricted payments only if Charter Operating could incur $1.00 of new debt under the leverage ratio test, which requires that Charter Operating meet a 4.25 to 1.0 leverage ratio after giving effect to the transaction, and if no default exists or would exist as a consequence of such incurrence. If those conditions are met, restricted payments are permitted in a total amount of up to 100% of Charter Operating’s consolidated EBITDA, as defined, minus 1.3 times its consolidated interest expense, plus 100% of new cash and appraised non-cash equity proceeds received by Charter Operating and not allocated to the debt incurrence covenant, all cumulatively from the fiscal quarter commenced April 1, 2004, plus $100 million.

In addition, Charter Operating may make distributions or restricted payments, so long as no default exists or would be caused by the transaction:

•	to repurchase management equity interests in amounts not to exceed $10 million per fiscal year;
•	regardless of the existence of any default, to pay pass-through tax liabilities in respect of ownership of equity interests in Charter Operating or its restricted subsidiaries;
•
to pay, regardless of the existence of any default, interest when due on the Charter convertible notes, Charter Holdings notes, the CIH notes, the CCH I notes, the CCH II notes and the CCO Holdings notes;

•
to purchase, redeem or refinance the Charter Holdings notes, the CIH notes, the CCH I notes, the CCH II notes, the CCO Holdings notes, the Charter convertible notes, and other direct or indirect parent company notes, so long as Charter Operating could incur $1.00 of indebtedness under the 4.25 to 1.0 leverage ratio test referred to above and there is no default, or

•
to make other specified restricted payments including merger fees up to 1.25% of the transaction value, repurchases using concurrent new issuances, and certain dividends on existing subsidiary preferred equity interests.

The indenture governing the Charter Operating notes restricts Charter Operating and its restricted subsidiaries from making investments, except specified permitted investments, or creating new unrestricted subsidiaries, if there is a default under the indenture or if Charter Operating could not incur $1.00 of new debt under the 4.25 to 1.0 leverage ratio test described above after giving effect to the transaction.

Permitted investments include:

•
investments by Charter Operating and its restricted subsidiaries in Charter Operating and in other restricted subsidiaries, or entities that become restricted subsidiaries as a result of the investment,

•
investments aggregating up to 100% of new cash equity proceeds received by Charter Operating since April 27, 2004 to the extent the proceeds have not been allocated to the restricted payments covenant described above,

•	other investments up to $750 million outstanding at any time, and
•	certain specified additional investments, such as investments in customers and suppliers in the ordinary course of business and investments received in connection with permitted asset sales.

Charter Operating and its restricted subsidiaries are not permitted to grant liens senior to the liens securing the Charter Operating notes, other than permitted liens, on their assets to secure indebtedness or other obligations, if, after giving effect to such incurrence, the senior secured leverage ratio (generally, the ratio of obligations secured by first priority liens to four times EBITDA, as defined, from the most recent fiscal quarter for which internal financial reports are available) would exceed 3.75 to 1.0. Permitted liens include liens securing indebtedness and other obligations under permitted credit facilities, liens securing the purchase price of new assets, liens securing indebtedness of up to $50 million and other specified liens incurred in the ordinary course of business.

Charter Operating and Charter Communications Operating Capital Corp., its co-issuer, are generally not permitted to sell all or substantially all of their assets or merge with or into other companies unless their leverage ratio after any such transaction would be no greater than their leverage ratio immediately prior to the transaction, or unless Charter Operating and its subsidiaries could incur $1.00 of new debt under the 4.25 to 1.0 leverage ratio test described above after giving effect to the transaction, no default exists, and the surviving entity is a U.S. entity that assumes the Charter Operating notes.

Charter Operating and its restricted subsidiaries generally may not otherwise sell assets or, in the case of restricted subsidiaries, issue equity interests, unless they receive consideration at least equal to the fair market value of the assets or equity interests, consisting of at least 75% in cash, assumption of liabilities, securities converted into cash within 60 days or productive assets. Charter Operating and its restricted subsidiaries are then required within 365 days after any asset sale either to commit to use the net cash proceeds over a specified threshold to acquire assets, including current assets, used or useful in their businesses or use the net cash proceeds to repay debt, or to offer to repurchase the Charter Operating notes with any remaining proceeds.

Charter Operating and its restricted subsidiaries may generally not engage in sale and leaseback transactions unless, at the time of the transaction, Charter Operating could have incurred secured indebtedness in an amount equal to the present value of the net rental payments to be made under the lease, and the sale of the assets and application of proceeds is permitted by the covenant restricting asset sales.

Charter Operating’s restricted subsidiaries may generally not enter into restrictions on their ability to make dividends or distributions or transfer assets to Charter Operating on terms that are materially more restrictive than those governing their debt, lien, asset sale, lease and similar agreements existing when Charter Operating entered into the indenture governing the Charter Operating senior second-lien notes unless those restrictions are on customary terms that will not materially impair Charter Operating’s ability to repay the Charter Operating notes.

The restricted subsidiaries of Charter Operating are generally not permitted to guarantee or pledge assets to secure debt of Charter Operating, unless the guarantying subsidiary issues a guarantee of the notes of comparable priority and tenor, and waives any rights of reimbursement, indemnity or subrogation arising from the guarantee transaction for at least one year.

The indenture also restricts the ability of Charter Operating and its restricted subsidiaries to enter into certain transactions with affiliates involving consideration in excess of $15 million without a determination by the board of directors that the transaction is on terms no less favorable than arms-length, or transactions with affiliates involving over $50 million without receiving an independent opinion as to the fairness of the transaction to the holders of the Charter Operating notes.

Charter Operating and its restricted subsidiaries are generally not permitted to transfer equity interests in restricted subsidiaries unless the transfer is of all of the equity interests in the restricted subsidiary or the restricted subsidiary remains a restricted subsidiary and net proceeds of the equity sale are applied in accordance with the asset sales covenant.

Until the guarantee and pledge date, the Charter Operating notes are secured by a second-priority lien on all of Charter Operating’s assets that secure the obligations of Charter Operating under the Charter Operating credit facility and specified related obligations. The collateral secures the obligations of Charter Operating with respect to the 8% senior second-lien notes due 2012 and the 8 3/8% senior second-lien notes due 2014 on a ratable basis. The collateral consists of substantially all of Charter Operating’s assets in which security interests may be perfected under the Uniform Commercial Code by filing a financing statement (including capital stock and intercompany obligations), including, but not limited to:

•	all of the capital stock of all of Charter Operating’s direct subsidiaries, including, but not limited to, CCO NR Holdings, LLC; and
•
all intercompany obligations owing to Charter Operating including, but not limited to, intercompany notes from CC VI Operating, CC VIII Operating and Falcon, which notes are supported by the same guarantees and collateral that supported these subsidiaries’ credit facilities prior to the amendment and restatement of the Charter Operating credit facilities.

Since the occurrence of the guarantee and pledge date, the collateral for the Charter Operating notes consists of all of Charter Operating’s and its subsidiaries’ assets that secure the obligations of Charter Operating or any subsidiary of Charter Operating with respect to the Charter Operating credit facilities and the related obligations. The collateral currently consists of the capital stock of Charter Operating held by CCO Holdings, all of the intercompany obligations owing to CCO Holdings by Charter Operating or any subsidiary of Charter Operating, and substantially all of Charter Operating’s and the guarantors’ assets (other than the assets of CCO Holdings) in which security interests may be perfected under the Uniform Commercial Code by filing a financing statement (including capital stock and intercompany obligations), including, but not limited to:

•
with certain exceptions, all capital stock (limited in the case of capital stock of foreign subsidiaries, if any, to 66% of the capital stock of first tier foreign Subsidiaries) held by Charter Operating or any guarantor; and

•	with certain exceptions, all intercompany obligations owing to Charter Operating or any guarantor.

In March 2005, CC V Holdings, LLC redeemed in full the notes outstanding under the CC V indenture. Following that redemption CC V Holdings, LLC and its subsidiaries guaranteed the Charter Operating credit facilities and the related obligations and secured those guarantees with first-priority liens, and guaranteed the notes and secured the Charter Operating senior second lien notes with second-priority liens, on substantially all of their assets in which security interests may be perfected under the Uniform Commercial Code by filing a financing statement (including capital stock and intercompany obligations).

In addition, if Charter Operating or its subsidiaries exercise any option to redeem in full the notes outstanding under the Renaissance indenture, then, provided that the Leverage Condition remains satisfied, the Renaissance entities will be required to provide corresponding guarantees of the Charter Operating credit facilities and related obligations and note guarantees and to secure the Charter Operating notes and the Charter Operating credit facilities and related obligations with corresponding liens.

In the event that additional liens are granted by Charter Operating or its subsidiaries to secure obligations under the Charter Operating credit facilities or the related obligations, second priority liens on the same assets will be granted to secure the Charter Operating notes, which liens will be subject to the provisions of an intercreditor agreement (to which none of Charter Operating or its affiliates are parties). Notwithstanding the foregoing sentence, no such second priority liens need be provided if the time such lien would otherwise be granted is not during a guarantee and pledge availability period (when the Leverage Condition is satisfied), but such second priority liens will be required to be provided in accordance with the foregoing sentence on or prior to the fifth business day of the commencement of the next succeeding guarantee and pledge availability period.

Renaissance Media Notes

The 10% senior discount notes due 2008 were issued by Renaissance Media (Louisiana) LLC, Renaissance Media (Tennessee) LLC and Renaissance Media Holdings Capital Corporation, with Renaissance Media Group LLC as guarantor and the United States Trust Company of New York as trustee. Renaissance Media Group LLC, which is the direct or indirect parent company of these issuers, is a subsidiary of Charter Operating. The Renaissance 10% notes and the Renaissance guarantee are unsecured, unsubordinated debt of the issuers and the guarantor, respectively. In October 1998, the issuers of the Renaissance notes exchanged $163 million of the original issued and outstanding Renaissance notes for an equivalent value of new Renaissance notes. The form and terms of the new Renaissance notes are the same in all material respects as the form and terms of the original Renaissance notes except that the issuance of the new Renaissance notes was registered under the Securities Act.

Interest on the Renaissance notes is payable semi-annually in arrears in cash at a rate of 10% per year. The Renaissance notes are redeemable at the option of the issuers thereof, in whole or in part, initially at 105% of their principal amount at maturity, plus accrued interest, declining to 100% of the principal amount at maturity, plus accrued interest, on or after April 15, 2006.

Our acquisition of Renaissance triggered change of control provisions of the Renaissance notes that required us to offer to purchase the Renaissance notes at a purchase price equal to 101% of their accreted value on the date of the purchase, plus accrued interest, if any. In May 1999, we made an offer to repurchase the Renaissance notes, and holders of Renaissance notes representing 30% of the total principal amount outstanding at maturity tendered their Renaissance notes for repurchase.

The limitations on incurrence of debt contained in the indenture governing the Renaissance notes permit Renaissance Media Group and its restricted subsidiaries to incur additional debt, so long as they are not in default under the indenture:

•
if, after giving effect to the incurrence, Renaissance Media Group could meet a leverage ratio (ratio of consolidated debt to four times consolidated EBITDA, as defined, from the most recent quarter) of 6.75 to 1.0, and, regardless of whether the leverage ratio could be met,

•	up to the greater of $200 million or 4.5 times Renaissance Media Group's consolidated annualized EBITDA, as defined,

•	up to an amount equal to 5% of Renaissance Media Group's consolidated total assets to finance the purchase of new assets,

•
up to two times the sum of (a) the net cash proceeds of new equity issuances and capital contributions, and (b) 80% of the fair market value of property received by Renaissance Media Group or an issuer as a capital contribution, in each case received after the issue date of the Renaissance notes and not allocated to make restricted payments, and

•	other items of indebtedness for specific purposes such as intercompany debt, refinancing of existing debt and interest rate swaps to provide protection against fluctuation in interest rates.

The indenture governing the Renaissance notes permits us to incur debt under one of the categories above, and reclassify the debt into a different category.

Under the indenture governing the Renaissance notes, Renaissance Media Group and its restricted subsidiaries are permitted to pay dividends on equity interests, repurchase interests, make restricted investments, or make other specified restricted payments only if Renaissance Media Group could incur $1.00 of additional debt under the debt incurrence test, which requires that Renaissance Media Group meet the 6.75 to 1.0 leverage ratio after giving effect to the transaction of the indebtedness covenant and that no default exists or would occur as a consequence thereof. If those conditions are met, Renaissance Media Group and its restricted subsidiaries are permitted to make restricted payments in a total amount not to exceed the result of 100% of Renaissance Media Group's consolidated EBITDA, as defined, minus 130% of its consolidated interest expense, plus 100% of new cash equity proceeds received by Renaissance Media Group and not allocated to the indebtedness covenant, plus returns on certain investments, all cumulatively from June 1998. Renaissance Media Group and its restricted subsidiaries may make permitted investments up to $2 million in related businesses and other specified permitted investments, restricted payments up to $10 million, dividends up to 6% each year of the net cash proceeds of public equity offerings, and other specified restricted payments without meeting the foregoing test.

Renaissance Media Group and its restricted subsidiaries are not permitted to grant liens on their assets other than specified permitted liens, unless corresponding liens are granted to secure the Renaissance notes. Permitted liens include liens securing debt permitted to be incurred under credit facilities, liens securing debt incurred under the incurrence of indebtedness test, in amounts up to the greater of $200 million or 4.5 times Renaissance Media Group's consolidated EBITDA, as defined, liens as deposits for acquisitions up to 10% of the estimated purchase price, liens securing permitted financings of new assets, liens securing debt permitted to be incurred by restricted subsidiaries, and specified liens incurred in the ordinary course of business.

Renaissance Media Group and the issuers of the Renaissance notes are generally not permitted to sell or otherwise dispose of all or substantially all of their assets or merge with or into other companies unless their consolidated net worth after any such transaction would be equal to or greater than their consolidated net worth immediately prior to the transaction, or unless Renaissance Media Group could incur $1.00 of additional debt under the debt incurrence test, which would require them to meet a leverage ratio of 6.75 to 1.00 after giving effect to the transaction.

Renaissance Media Group and its subsidiaries may generally not otherwise sell assets or, in the case of subsidiaries, equity interests, unless they receive consideration at least equal to the fair market value of the assets, consisting of at least 75% cash, temporary cash investments or assumption of debt. Charter Holdings and its restricted subsidiaries are then required within 12 months after any asset sale either to commit to use the net cash proceeds over a specified threshold either to acquire assets used in their own or related businesses or use the net cash proceeds to repay debt, or to offer to repurchase the Renaissance notes with any remaining proceeds.

Renaissance Media Group and its restricted subsidiaries may generally not engage in sale and leaseback transactions unless the lease term does not exceed three years or the proceeds are applied in accordance with the covenant limiting asset sales.

Renaissance Media Group's restricted subsidiaries may generally not enter into restrictions on their abilities to make dividends or distributions or transfer assets to Renaissance Media Group except those not more restrictive than is customary in comparable financings.

The restricted subsidiaries of Renaissance Media Group are not permitted to guarantee or pledge assets to secure debt of the Renaissance Media Group or its restricted subsidiaries, unless the guarantying subsidiary issues a guarantee of the Renaissance notes of comparable priority and tenor, and waives any rights of reimbursement, indemnity or subrogation arising from the guarantee transaction.

Renaissance Media Group and its restricted subsidiaries are generally not permitted to issue or sell equity interests in restricted subsidiaries, except sales of common stock of restricted subsidiaries so long as the proceeds of the sale are applied in accordance with the asset sale covenant, and issuances as a result of which the restricted subsidiary is no longer a restricted subsidiary and any remaining investment in that subsidiary is permitted by the covenant limiting restricted payments.

The indenture governing the Renaissance notes also restricts the ability of Renaissance Media Group and its restricted subsidiaries to enter into certain transactions with affiliates involving consideration in excess of $2 million without a determination by the disinterested members of the board of directors that the transaction is on terms no less favorable than arms length, or transactions with affiliates involving over $4 million with affiliates without receiving an independent opinion as to the fairness of the transaction to Renaissance Media Group.

All of these covenants are subject to additional specified exceptions. In general, the covenants of our subsidiaries' credit agreements are more restrictive than those of our indentures.

Cross-Defaults

Our indentures and those of certain of our subsidiaries include various events of default, including cross-default provisions. Under these provisions, a failure by any of the issuers or any of their restricted subsidiaries to pay at the final maturity thereof the principal amount of other indebtedness having a principal amount of $100 million or more (or any other default under any such indebtedness resulting in its acceleration) would result in an event of default under the indenture governing the applicable notes. The Renaissance indenture contains a similar cross-default provision with a $10 million threshold that applies to the issuers of the Renaissance notes and their restricted subsidiaries. As a result, an event of default related to the failure to repay principal at maturity or the acceleration of the indebtedness under the Charter Holdings notes, CIH notes, CCH I notes, CCH II notes, CCO Holdings notes, Charter Operating notes, the Charter Operating credit facilities or the Renaissance notes could cause cross-defaults under our subsidiaries’ indentures.

Related Party Transactions

See “Item 13. Certain Relationships and Related Transactions — Business Relationships” in our 2005 Annual Report on Form 10-K for information regarding related party transactions and transactions with other parties with whom we or our related parties may have a relationship that enables the parties to negotiate terms of material transactions that may not be available from other, more clearly independent parties, on an arms length basis.

Interest Rate Risk

We use interest rate risk management derivative instruments, such as interest rate swap agreements and interest rate collar agreements (collectively referred to herein as interest rate agreements) as required under the terms of the credit facilities of our subsidiaries. Our policy is to manage interest costs using a mix of fixed and variable rate debt. Using interest rate swap agreements, we agree to exchange, at specified intervals through 2007, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. Interest rate collar agreements are used to limit our exposure to, and to derive benefits from, interest rate fluctuations on variable rate debt to within a certain range of rates. Interest rate risk management agreements are not held or issued for speculative or trading purposes.

At December 31, 2005 and 2004, we had outstanding $1.8 billion and $2.7 billion and $20 million and $20 million, respectively, in notional amounts of interest rate swaps and collars, respectively. The notional amounts of interest rate instruments do not represent amounts exchanged by the parties and, thus, are not a measure of our exposure to credit loss. See “Item 7A. Quantitative and Qualitative Disclosures About Market Risk” in our 2005 Annual Report on Form 10-K for further information regarding the fair values and contract terms of our interest rate agreements.

Recently Issued Accounting Standards

In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 153, Exchanges of Non-monetary Assets — An Amendment of APB No. 29. This statement eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance — that is, transactions that are not expected to result in significant changes in the cash flows of the reporting entity. We adopted this pronouncement effective April 1, 2005. The exchange transaction discussed in Note 3 to the accompanying consolidated financial statements contained in “Item 8. Financial Statements and Supplementary Data”, was accounted for under this standard.

In December 2004, the FASB issued the revised SFAS No. 123, Share-Based Payment, which addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for (a) equity instruments of that company or (b) liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. This statement will be effective for us beginning January 1, 2006. Because we adopted the fair value recognition provisions of SFAS No. 123 on January 1, 2003, we do not expect this revised standard to have a material impact on our financial statements.

In March 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations. This interpretation clarifies that the term “conditional asset retirement obligation” as used in FASB Statement No. 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. This pronouncement is effective for fiscal years ending after December 15, 2005. The adoption of this interpretation did not have a material impact on our financial statements.

We do not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on our accompanying financial statements.